SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Saia, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 30, 2019

To Our Stockholders:

We cordially invite you to attend the 2019 annual meeting of stockholders of Saia, Inc. The meeting will take place at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 30, 2019 at 10:30 a.m. local time. We look forward to your attendance, either in person or by proxy.

The purpose of the meeting is to:

1.	Elect three directors, each for a term of three years;
2.	Vote on an advisory basis to approve the compensation of Saia’s Named Executive Officers;
3.	Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2019; and
4.	Transact any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

Only stockholders of record at the close of business on March 6, 2019 may vote at the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,

Douglas L. Col
Secretary

March 19, 2019

Please complete, date, sign and return the accompanying proxy card or vote by telephone or the internet. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada. Alternatively, you may vote electronically via the internet. Go to www.investorvote.com/saia and follow the steps outlined on the secure website.

If you are a registered stockholder, you may elect to have next year’s proxy statement and annual report made available to you via the internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

Your vote is very important. Please vote whether or not you plan to attend the meeting.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement before voting. For more complete information regarding the 2018 performance of Saia, Inc. (the “Company”), please review the Company’s Annual Report on Form 10-K.

2019 Annual Meeting of Stockholders

•	Date and Time:

April 30, 2019, 10:30 a.m., local time

•	Place:

Renaissance Concourse Atlanta Airport Hotel

One Hartsfield Centre Parkway

Atlanta, Georgia 30354

•	Record Date:

March 6, 2019

Voting Matters and Board Recommendations

Our Board’s Recommendation
Election of Three Directors (page 5)	FOR each Director Nominee
Advisory Vote to Approve Executive Compensation (page 59)	FOR
Ratification of Appointment of Independent Registered Public Accounting Firm (page 60)	FOR

2018 Business Highlights

In 2018, the Company continued to effectively execute its long-term strategic plan and delivered strong operating results. The following illustrates the three-year directional relationship between Company performance, based on four of the Company’s key operating metrics, and the compensation (as defined below) of Saia’s Chief Executive Officer.

i

Director Nominees (page 5)

The Board of Directors consists of ten directors divided into three classes. Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class II directors will expire at the upcoming annual meeting. The Board of Directors has nominated the following persons for election as Class II directors for three-year terms expiring at the annual meeting of stockholders to be held in 2022. Each nominee is currently a director of Saia.

Name	Age	Director Since	Primary Occupation	Committee Memberships
John J. Holland*	69	2002	President of Greentree Advisors, LLC	Audit Compensation
Frederick J. Holzgrefe, III	51	2019	President, Chief Operating Officer and Chief Financial Officer, Saia, Inc.	None
Richard D. O'Dell	57	2006	Chief Executive Officer, Saia, Inc.	None

*	Independent Director

Management Proposals (pages 59-61)

1.

Advisory Vote to Approve Executive Compensation. We are asking stockholders to approve on an advisory basis our Named Executive Officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in attracting, motivating and retaining talented executive officers and aligning the executives’ long-term interests with those of our stockholders.

2.

Ratification of Appointment of Independent Registered Public Accounting Firm. As a matter of good governance, we are asking our stockholders to ratify the selection of KPMG LLP as our auditors for 2019.

Corporate Governance (page 11)

Saia has the following corporate governance provisions and policies:

•

Separate Chief Executive Officer and Chairman of the Board. The Chief Executive Officer is responsible for implementing the strategic direction of the Company and managing the day-to-day operation and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board.

•

The Board has a Lead Independent Director. The Lead Independent Director position ensures the Board has a director in a leadership position that is “independent” under all applicable rules of the Nasdaq Global Select Market and the Securities and Exchange Commission. The Lead Independent Director is elected annually by the independent directors. For 2018, the Lead Independent Director was Björn E. Olsson.

•

Majority Voting for Director Elections. Saia’s Bylaws require that, in an uncontested election, a nominee to the Board must receive more votes cast for than against his or her election in order to be elected to the Board. If an incumbent director fails to receive a majority of the vote for reelection, the Nominating and Governance

Committee recommends to the full Board whether to accept or reject the nominee’s previously submitted resignation, and the full Board makes the final determination. We believe the ability of stockholders to vote for or against a director, as opposed to merely withholding a vote for a director, increases accountability to stockholders. The election of directors at the 2019 annual meeting of stockholders is an uncontested election.

•

Three Standing Committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Saia’s Board committees are comprised entirely of independent directors. Saia’s committee charters are available free of charge on the Company’s website (www.saiacorp.com) under the investor relations section.

•

Stock Ownership Guidelines. The Company has adopted stock ownership guidelines that apply to all officers who are eligible to receive long-term incentives, including all Named Executive Officers, and to Saia’s directors.

•

Clawback Policy. The Company has a “clawback” policy that authorizes the Company to seek to recover incentive compensation awarded to an officer or executive of Saia if the result of a performance measure upon which the award was based is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award. In addition, if an officer or executive of Saia engages in “Improper Conduct” (as defined under the policy), Saia may, within three years following the payment or vesting of incentive compensation, seek recovery of such incentive compensation.

•

Policy Against Hedging and Pledging of Saia Stock. Directors and employees subject to the Company’s insider trading policies may not engage in short sales of Saia common stock, in transactions involving puts, calls, or other derivative securities of the Company or in hedging transactions with respect to the Company. Additionally, directors and such employees are prohibited from holding Saia stock in a margin account and from pledging Saia common stock as collateral for indebtedness.

Executive Compensation Highlights (page 21)

•

2018 Say-on-Pay Results. In 2018, holders of 96.7% of our stock voting on the question approved on an advisory basis the compensation paid to our Named Executive Officers as described in the 2018 proxy statement. The chart below shows the Company’s “say-on-pay” results over the past five years:

•

Saia Company Performance Aligned with CEO Compensation. As part of the compensation analysis performed by Mercer US Inc. (“Mercer”), independent compensation consultant to the Compensation Committee, for 2018 the Committee reviewed the Company’s three-year total stockholder return (“TSR”) and three-year CEO “total direct compensation” for the period from 2015 – 2017. The graph below shows three-year TSR percentiles of the Company and other peer group companies. Saia’s three-year CEO total direct compensation (82nd percentile) and three-year TSR (64th percentile) reflect that Saia’s performance is aligned with the compensation of its CEO over that period.

3-Year CEO Total Direct Compensation(1) vs. 3-Year Stockholder Return(2)

(1)

CEO total direct compensation reflects actual cash compensation earned for 2015 – 2017, in-the-money value of stock options, restricted stock and performance shares granted during 2015 – 2017 as of December 31, 2017 (for performance shares where performance period is complete, analysis reflects the actual number of shares earned; in other cases, the target number of shares was used). 2017 is the most recent year for which sufficient peer group data is available. TSR data was sourced by Mercer and compensation data is based on proxy statement disclosure for the peer group companies.

(2)

The shaded boxes represent the TSR of the Company and other peer group companies for the period from 2015 – 2017. Certain companies within our peer group were excluded from this analysis due to lack of sufficient data.

2018 Compensation Summary

Below is a summary of compensation awarded to, earned by or paid to the Named Executive Officers for services rendered in all capacities within Saia during the fiscal year ended December 31, 2018.

Name & Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Richard D. O'Dell,	749,196	—	1,108,539	335,141	827,008	76,767	3,096,651
Chief Executive Officer (PEO)

Frederick J. Holzgrefe, III,	506,891	—	637,485	192,730	466,281	55,618	1,859,005
Executive Vice President & Chief Financial Officer (PFO)

Raymond R. Ramu,	415,648	—	307,483	93,042	254,898	40,676	1,111,747
Executive Vice President & Chief Customer Officer

Paul C. Peck	279,322	—	97,922	29,669	160,804	33,253	600,971
Executive Vice President Operations

T. Michelle Richard	302,843	—	123,741	37,502	167,856	33,808	665,751
Vice President of Human Resources

Craig A. Thompson	324,416	—	169,224	54,591	198,950	30,655	777,836
Former Executive Vice President Operations

See also the narrative and footnotes accompanying the 2018 Summary Compensation Table on page 39.

Important Dates for 2020 Annual Meeting of Stockholders (page 65)

Any stockholder who intends to present a proposal at the annual meeting in 2020 must deliver such proposal to Saia’s corporate Secretary at 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	Not later than November 20, 2019, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.
•

On or after January 1, 2020, and on or before January 31, 2020, if the proposal is submitted pursuant to Saia’s By-Laws, in which case we are not required to include the proposal in our proxy materials.

v

SAIA, INC.

11465 Johns Creek Parkway, Suite 400

Johns Creek, Georgia 30097

2019 PROXY STATEMENT

The Board of Directors (the “Board”) of Saia, Inc. (“Saia” or the “Company”) is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2019 annual meeting of stockholders. The meeting will take place at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 30, 2019 at 10:30 a.m. local time. At the meeting, stockholders will vote on (a) the election of three directors, (b) an advisory basis to approve the compensation of Saia’s Named Executive Officers, (c) the ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2019, and (d) the transaction of any other business that may properly come before the meeting, and any postponement or adjournment of the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card or by voting electronically on the internet or by telephone), you authorize Herbert A. Trucksess, III, Chairman of the Board, and Bjorn E. Olsson, Lead Independent Director, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

Saia’s Annual Report to Stockholders for the fiscal year ended December 31, 2018, which includes Saia’s audited annual consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about March 19, 2019.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY EITHER IN THE ENCLOSED ENVELOPE, VIA THE INTERNET OR BY TELEPHONE.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, the stockholders will be asked to:

1.	Elect three directors, each for a term of three years;
2.	Vote on an advisory basis to approve the compensation of Saia’s Named Executive Officers; and
3.	Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2019.

Stockholders also will transact any other business that may properly come before the meeting. Members of Saia’s management team and a representative of KPMG LLP, Saia’s independent registered public accounting firm, will be present at the annual meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on March 6, 2019, the record date for the annual meeting, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a bank, broker or other nominee. Each outstanding share of common stock is entitled to one vote for all matters that properly come before the annual meeting for a vote. At the close of business on the record date, there were 25,845,101 shares of Saia common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholders of Record. If your shares are registered directly with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners. Many of our stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials (including a voting instruction card) are being forwarded to you by your bank, broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee on how to vote your shares. As the beneficial owner of shares, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your bank, broker or nominee and present it at the 2019 annual meeting. Your bank, broker or nominee has enclosed a voting instruction card for you to use in directing the bank, broker or nominee regarding how to vote your shares.

How do I vote?

Stockholders of Record.

1.You May Vote by Mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

2.You May Vote by Telephone or the Internet. You may vote by telephone or on the internet by following the instructions included on the proxy card. If you vote by telephone or on the internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the internet (www.investorvote.com/SAIA) or by telephone (1-800-652-8683) must be received by 11:59 p.m. Eastern time on April 29, 2019.

NOTE:

If you are a registered stockholder, you may elect to have next year’s proxy statement and annual report made available to you via the internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

3.You May Vote in Person at the Meeting. You may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting.

Beneficial Owners.

If you hold your shares in street name, follow the voting instruction card you receive from your bank, broker or other nominee. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your bank, broker or nominee and present it at the annual meeting.

Can I change my vote?

Stockholders of Record. You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting, giving written notice to Saia’s Secretary revoking your proxy, submitting a properly signed proxy bearing a later date or voting again by telephone or on the internet (your latest telephone or internet vote is counted).

Beneficial Owners. If you hold your shares through a bank, broker or other nominee, you may change your vote by submitting new voting instructions following the instructions provided by your bank, broker or nominee.

What if I do not vote for some of the items listed on the proxy card or voting instruction card?

Stockholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to a proposal, will be voted in accordance with the recommendations of the Board with respect to that proposal.

Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice with respect to a proposal or do not return your voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote your shares. Regulations prohibit banks, brokers and other nominees from voting shares in elections of directors or as to compensation of the Named Executive Officers, unless the beneficial owners indicate how the shares are to be voted. Therefore, unless you instruct your bank, broker or nominee on how to vote your shares with respect to the election of directors or the compensation of Saia’s Named Executive Officers, your bank, broker or nominee will be prohibited from voting on your behalf on any such matter for which your instructions are not provided. As such, it is critical that you cast your vote if you want it to count for the proposals regarding the aforementioned matters. Your bank, broker or nominee will, however, continue to have discretionary authority to vote uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.

How many shares must be present to hold the meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Saia common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (which occur when a bank, broker or other nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to a proposal and has not received instructions with respect to that proposal from the beneficial owner) will be treated as shares present for purposes of determining whether a quorum is present.

What if a quorum is not present at the meeting?

If a quorum is not present at the start of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and so long as the adjournment is not for longer than 30 days, no other notice will be given.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote:

•	FOR the election of the three nominees to the Board of Directors;
•	FOR the compensation of Saia’s Named Executive Officers as presented in Proposal 2; and
•	FOR the ratification of KPMG LLP as Saia’s independent registered public accounting firm.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

Who will count the votes?

Saia’s transfer agent, Computershare Trust Company, N.A., will tabulate and certify the votes. Douglas L. Col, the Company’s Treasurer and Secretary, will serve as the inspector of elections.

How many votes are required to elect the director nominees?

Because this is considered an uncontested election under the Company’s Bylaws, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant. Any director who fails to receive a majority of the vote for re-election pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee unless you have withheld authority.

How many votes are required to approve the proposals other than the director nomination proposal?

The advisory approval of the compensation of Saia’s Named Executive Officers and the ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm each require the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

What effect will abstentions and broker non-votes have on the proposals?

Shares voting “ABSTAIN” with respect to any nominee for director will be excluded entirely from the vote and will have no effect on the proposal. Shares voting “ABSTAIN” on the advisory vote on executive compensation and the ratification of the appointment of the Company’s independent registered public accounting firm will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposals. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

When will the Company announce the voting results?

We will announce the preliminary voting results at the annual meeting. The Company will report the final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days following the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of ten directors divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class II directors will expire at the upcoming annual meeting. The Board of Directors has nominated John J. Holland, Frederick J. Holzgrefe, III and Richard D. O’Dell for election as Class II directors for three-year terms expiring at the annual meeting of stockholders to be held in 2022 and until their successors are elected and qualified. Messrs. Holland, Holzgrefe and O’Dell currently serve as Class II directors.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Because this is considered an uncontested election under the Company’s Bylaws, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant. Any director who fails to receive a majority of the vote for re-election pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES.

The following tables set forth certain information regarding each nominee for director and continuing director of the Company. The information presented includes information provided to the Company by each nominee and continuing director including such person’s name, age, principal occupation and business experience for at least the past five years, the names of other publicly-held companies of which such person currently serves as a director or has served as a director during the past five years and the year in which the nominee first became a director of Saia.

The Board of Directors has determined that the following directors are deemed “independent” pursuant to the Nasdaq Global Select Market’s (“Nasdaq”) definition of independent director: Di-Ann Eisnor, William F. Evans, John P. Gainor, Jr., John J. Holland, Randolph W. Melville, Björn E. Olsson and Jeffrey C. Ward.

In addition to the information presented below regarding the specific experience, qualifications, attributes and skills of each nominee and director that led the Board of Directors to the conclusion that such person should serve as a director, the Board also believes that all of the nominees and continuing directors have a reputation for high personal and professional ethics, integrity, values and character. Each nominee and continuing director brings a strong and unique background and set of skills to the Board of Directors giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, sales and marketing, the less-than-truckload (“LTL”) and transportation industry, accounting and finance, and risk assessment. They have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Each nominee and continuing director is committed to achieving, monitoring and improving on the Company’s business strategy.

The Board of Directors assesses diversity in its broadest sense and considers the backgrounds, experiences and viewpoints of its members and director candidates.  When identifying candidates for director, the Board endeavors to search for highly qualified women and individuals from minority groups to include in the pool from which directors are chosen.

Current Nominees

NOMINEES FOR ELECTION AS

CLASS II DIRECTORS FOR A THREE-YEAR TERM

EXPIRING AT THE 2022 ANNUAL MEETING

Director	Age	Principal Occupation, Business Experience and Directorships
John J. Holland Director since: 2002	69

Mr. Holland has served as the President of Greentree Advisors, LLC, a business advisory firm, since October 2004.  From February 2012 to November 2015, Mr. Holland also served as President of the International Copper Association, Ltd., an international trade association. From September 2008 to October 2009, Mr. Holland served as President, Chief Operating Officer and Chief Financial Officer of MMFX Technologies Corporation, a privately-held steel manufacturing firm. Previously, Mr. Holland served as Executive Vice President and Chief Financial Officer of Alternative Energy Sources, Inc., a publicly-traded ethanol company, from August 2006 to June 2008. Prior to that, Mr. Holland was the President and Chief Executive Officer and a director of Butler Manufacturing Company, a publicly-traded manufacturer of prefabricated buildings, from July 1999 to October 2004 and Chairman of the Board of Directors of Butler from November 2001 to October 2004. Mr. Holland has served as a member of the Board of Directors of Cooper Tire and Rubber Company since 2003 and NCI Building Systems, Inc., an integrated manufacturer and marketer of metal products, since 2009.

Mr. Holland brings to the Board operational and leadership experience as the Chief Executive Officer and Chief Financial Officer of publicly-traded companies, significant finance and accounting expertise, qualifying as an “audit committee financial expert,” experience as a director of other public companies and experience in public accounting as a certified public accountant. Mr. Holland also has extensive knowledge of Saia and the LTL industry having served on the Board of Saia since 2002.

Frederick J. Holzgrefe, III Director since: 2019	51

Mr. Holzgrefe has been President, Chief Operating Officer and Chief Financial Officer since January 2019. Previously Mr. Holzgrefe was Executive Vice President and Chief Financial Officer of the Company from July 2017 to January 2019. Prior to that, since September 2014 Mr. Holzgrefe was Vice President and Chief Financial Officer of the Company. Prior to joining Saia, he most recently led the international business of Golden Peanut and Treenut after serving as CFO from 2006-2012. Mr. Holzgrefe’s prior experience includes tenure in food and technology businesses as well as stints in banking and financial advisory services.

Mr. Holzgrefe brings extensive knowledge about the Company and its operations to the Board. He also has significant experience in a broad range of industrial and distribution related businesses.

Richard D. O’Dell Director since: 2006	57

Mr. O’Dell has been Chief Executive Officer of Saia since January 2019 and served as President and Chief Executive Officer from December 2006 to January 2019.  Prior to assuming the role of Chief Executive Officer, Mr. O’Dell served as President of Saia from July 2006 to December 2006.  In 1997, Mr. O’Dell joined Saia LTL Freight, the principal operating subsidiary of the Company, as

Chief Financial Officer. He continued in that position until his appointment as President and CEO of Saia LTL Freight in 1999.

As a long-time executive of the Company, Mr. O’Dell brings extensive knowledge and understanding of the Company and the LTL industry to the Board. Additionally, he has experience in public accounting as a certified public accountant.

Continuing Directors

CLASS III DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2020 ANNUAL MEETING

Director	Age	Principal Occupation, Business Experience and Directorships
John P. Gainor, Jr. Director since: 2016	62

Mr. Gainor served as the President and CEO of International Dairy Queen, a subsidiary of Berkshire Hathaway, from 2008 until his retirement in 2017.  Mr. Gainor was with International Dairy Queen starting in 2003 and served as its Chief Supply Chain Officer prior to being named President and CEO.  From 2000-2003, Mr. Gainor was President and Co-Founder of Supply Solutions, Inc., a company that focused on designing and implementing supply chain solutions and business expansion models for major restaurant chains and consumer products companies.  Mr. Gainor has also held various executive positions focusing on logistics, supply chain and transportation with Consolidated Distribution Corporation, AmeriServe Distribution Corporation, and Warner Lambert Corporation.

Mr. Gainor brings significant business experience to the Board as President and CEO of an internationally-known fast food restaurant chain, and over thirty years of experience in logistics, supply chain and transportation.

Randolph W. Melville Director since: 2015	60

Mr. Melville was the Senior Vice President and General Manager for the Western Division of PepsiCo’s Frito-Lay North America until his retirement in 2017.  In that position, he was accountable for all aspects of the company’s western division performance, including sales, operations, supply chain, finance, human resources and strategic planning.  Prior to his 20-plus years at Frito-Lay, Mr. Melville served as a Senior Vice President at Maytag Corporation from 1999-2001 and held various sales and marketing leadership positions with Procter & Gamble Distributing Company from 1981 to 1993.  Mr. Melville also served as an independent director and member of the compensation committee of Interline Brands, Inc.

Mr. Melville brings significant national sales, marketing and operations experience to the Board. Mr. Melville also has substantial expertise in the areas of distribution, international business and human resources and adds valuable perspectives complementing those of the current board members.

Björn E. Olsson Director since: 2005	73

Mr. Olsson served on the Resident Management Team at George K. Baum & Company, an investment bank, from September 2001 to September 2004. Prior to that time Mr. Olsson was President and Chief Executive Officer/Chief Operating Officer of Harmon Industries, Inc., a publicly-traded supplier of signal and train control systems to the transportation industry, from August 1990 to November 2000.

Mr. Olsson brings to the Board operational and leadership experience as the Chief Executive Officer of a publicly-traded supplier of equipment to the railroad industry. Additionally, Mr. Olsson’s experience as a former director of three public companies and the Chief Financial Officer of a public company in Sweden aids his service to the Board. Mr. Olsson also has extensive knowledge of Saia and the LTL industry having served on the Board of Saia since 2005. Mr. Olsson serves as Lead Independent Director.

CLASS I DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE AT THE 2021 ANNUAL MEETING

Director	Age	Principal Occupation, Business Experience and Directorships
Di-Ann Eisnor Director since: 2017	46

Ms. Eisnor has been an executive of The We Company, a part of the We Work Companies, since February 2019.  In this position she is responsible for development of their cities platform.  Prior to that time, she was Director of Growth of Waze Inc., a crowd-sourced navigation and real-time traffic application owned by Alphabet, Inc. Ms. Eisnor was with Waze since 2009, when she founded its U.S. office.  Prior to joining Waze, Ms. Eisnor was co-founder and Chief Executive Officer of Platial Inc., a collaborative, user-generated cartographic website.

Ms. Eisnor brings to the Board significant entrepreneurial experience with disruptive technologies focused on the transportation industry and in building and leading marketing services and geo-mapping businesses.

William F. Evans Director since: 2013	71

From May 2002 to June 2007, Mr. Evans was Executive Vice President and Chief Financial Officer of Witness Systems, Inc., a publicly-traded workforce optimization services and software provider. He was a director of ValueVision Media, Inc., a publicly-traded multichannel electronics retailer, from 2011 to 2014. From 1993 to 2011, he served as a director of SFN Group, Inc., a publicly-traded company that provided temporary and permanent staffing solutions to businesses. From 2008 to 2010, he served as a director of Wolverine Tube, Inc., a publicly-traded company in the tubing, fabricated products and metal joining products industry.

Mr. Evans brings to the Board professional experience as a Chief Financial Officer of multiple publicly-traded companies, significant finance and accounting expertise as a director of other public companies and experience as a partner in a public accounting firm. Mr. Evans qualifies as an “audit committee financial expert.”

Herbert A. Trucksess, III Director since: 2000	69

Mr. Trucksess is Chairman of the Board of Directors of Saia. He was named President and Chief Executive Officer of the Yellow Regional Transportation Group (now Saia, Inc.) in February 2000 and served as Chief Executive Officer until December 2006. Prior to leading Saia, Mr. Trucksess was Chief Financial Officer at Saia’s former parent, Yellow Corporation, and previously held executive positions with Preston Corporation, a holding company for regional LTL carriers that included the predecessor of Saia. Mr. Trucksess also served as a director of School Specialty, Inc., a publicly-traded provider of educational products and services, from 2007 to 2013.

Mr. Trucksess brings to the Board more than 30 years of experience in the LTL industry, extensive knowledge of the Company’s operations as the Company’s former Chief Executive Officer, extensive finance and accounting expertise, prior experience as the Chief Financial Officer of Yellow Corporation and experience as a director and audit committee chair of another public company.

Jeffrey C. Ward Director since: 2006	60

Mr. Ward is a Vice President of A.T. Kearney, Inc., a global management consulting firm. Mr. Ward joined A.T. Kearney, Inc. in 1991. Mr. Ward’s experience at A.T. Kearney is focused on the North American transportation market. Additionally, he has experience in a privately-held LTL company.

Mr. Ward brings to the Board significant knowledge in the areas of transportation, corporate and marketing strategy, post-merger integration, restructuring and privatization, network operations, mergers and acquisitions and operations effectiveness.

CORPORATE GOVERNANCE

The system of governance practices followed by the Company is memorialized in the Company’s Bylaws, in the charters of the three standing committees of the Board of Directors (the Audit Committee, the Compensation Committee and the Nominating and Governance Committee) and in the Company’s Corporate Governance Guidelines. The committee charters and Corporate Governance Guidelines are intended to provide the Board with the necessary authority and practices to review and evaluate the Company’s business and to make decisions independent of the influence of the Company’s management. The Corporate Governance Guidelines establish guidelines for the Board with respect to Board meetings, Board composition and diversity, selection and election of directors, director responsibility, director access to management and independent advisors and non-employee director compensation.  The committee charters and the Corporate Governance Guidelines are reviewed annually by the Board and updated as necessary to reflect evolving governance practices and changes in regulatory requirements.

The Company has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission.  The Code of Business Conduct and Ethics, the Corporate Governance Guidelines and each of the Board’s committee charters are available free of charge under the “Investor Relations – Governance” page of the Company’s website (www.saiacorp.com).

Board Leadership Structure

Saia’s Board structure provides for a Chief Executive Officer separate from the Chairman of the Board. The Board believes having a separate Chairman and Chief Executive Officer allows each to more fully focus on their applicable responsibilities. Further, maintaining separate roles allows the Chairman to oversee the Chief Executive Officer’s performance and remain more impartial when governing the Board. The Chief Executive Officer is responsible for implementing the strategic direction of the Company and managing the day-to-day operation and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board.

The Lead Independent Director is “independent” under all applicable rules of the Nasdaq Global Select Market and the Securities and Exchange Commission and is elected annually by the independent directors. For 2018, the Lead Independent Director was Björn E. Olsson. The primary responsibilities of the Lead Independent Director are to:

•	set jointly with the Chairman of the Board the schedule for Board meetings and provide input to the Chairman concerning the agenda for Board meetings;
•	advise the Chairman as to the quality, quantity and timeliness of the flow of information to the non-employee directors;
•	chair all meetings of the Board at which the Chairman is not present;
•	coordinate, develop the agenda for, chair and moderate meetings of independent directors, and generally act as principal liaison between the independent directors and the Chairman;
•	provide input to the Board concerning the Chief Executive Officer’s performance; and
•	provide input to the Nominating and Governance Committee regarding the appointment of chairs and members of the various committees.

In addition, the Lead Independent Director has the authority to call meetings of independent directors. If requested by major stockholders, the Lead Independent Director will make himself reasonably available for direct communication.

Meetings

The Board of Directors held five meetings in 2018. Each director attended at least 75% of the meetings convened by the Board and the applicable committees during such director’s service on the Board during 2018.

Executive sessions of non-employee directors and separate executive sessions of independent directors are held as part of each regularly scheduled meeting of the Board. The sessions of the independent directors are chaired by the Lead Independent Director.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which is comprised entirely of independent directors. Current Committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee
William F. Evans, Chair John P. Gainor, Jr. John J. Holland	John J. Holland, Chair Di-Ann Eisnor Randolph W. Melville Jeffrey C. Ward	Björn E. Olsson, Chair John P. Gainor, Jr. Randolph W. Melville Jeffrey C. Ward

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”). The Audit Committee held five meetings in 2018. The functions of the Audit Committee are described in the Audit Committee charter and include, among others, the following:

•	review the adequacy and quality of Saia’s accounting and internal control systems;
•	review Saia’s financial reporting process on behalf of the Board of Directors;
•	oversee the entire audit function, both internal and independent, including the selection of the independent registered public accounting firm;
•	review the Company’s major financial reporting exposures concerning risk assessment and management and the steps management has taken to monitor and control such exposures; and
•	provide an effective communication link between the auditors (internal and independent) and the Board of Directors.

Each member of the Audit Committee meets the independence and experience requirements for audit committee members as established by The Nasdaq Global Select Market. The Board of Directors has determined that Mr. Evans and Mr. Holland are “audit committee financial experts,” as defined by applicable rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee held five meetings in 2018. The functions of the Compensation Committee are described in the Compensation Committee charter and include, among others, the following:

•

determine the salaries, bonuses and other remuneration and terms and conditions of employment of the Named Executive Officers of Saia, except as to the Chief Executive Officer, the Committee makes a recommendation as to salary, which is then finally determined by the Board;

•	supervise the administration of Saia’s incentive compensation and equity-based compensation plans and approve grants under those plans; and
•	establish Saia’s executive officer compensation policies and recommend to the Board the compensation of non-employee directors.

Each member of the Compensation Committee qualifies as (i) an independent director under applicable Nasdaq rules and Rule 10C-1 of the Securities Exchange Act of 1934; (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”), as amended; and (iii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934.

Compensation Consultant

The Compensation Committee has retained Mercer US Inc. as its executive compensation consultant to provide information, analysis and recommendations regarding executive and director compensation.  Mercer reports directly to the Compensation Committee and takes direction from the Committee. While it is necessary for Mercer to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. The Committee regularly meets with the Mercer consultant outside the presence of management to discuss executive compensation philosophy and specific levels of compensation and to ensure that Mercer receives from management the information required to perform its duties on a timely basis. The Compensation Committee formally evaluates the performance of Mercer on an annual basis and may terminate the services of Mercer at any time.

For 2018, the Company paid Mercer $98,251 for executive and director compensation services rendered to the Compensation Committee. Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). For the past few years, including during 2018, the Company has used Marsh USA, Inc., an affiliate of MMC, to provide insurance brokerage services, based on a determination made by management in consideration of the expertise of Marsh USA, Inc. in providing insurance brokerage services for the transportation industry. The Company paid Marsh USA, Inc. $849,583 in fees in 2018 for such insurance brokerage services (this amount does not include insurance premiums that are paid through Marsh USA, Inc. to insurance carriers on behalf of Saia).

In connection with the Committee’s consideration of the independence of Mercer, the Committee confirmed with Mercer that:

•	The Mercer consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;
•	The consultant is not responsible for selling other Mercer or affiliate services to the Company;
•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering their advice and recommendations;

•	The Mercer consultant has no business or personal relationships with any members of Saia management or the Board other than providing executive compensation consulting; and
•	The individual consultant and his immediate family members own no shares of Saia’s common stock.

In its evaluation of the relationship with Mercer, the Committee also reviewed the protocols used by the Committee in its dealings with Mercer which include:

•	The Committee has sole authority to retain and terminate Mercer at any time;
•	The Mercer consultant has direct access to the Compensation Committee without management intervention;
•	The Committee has in place a process to formally evaluate the quality and objectivity of the services provided by Mercer each year and determine whether to continue to retain Mercer;
•	The Committee has in place rules for the engagement which limit how the individual Mercer consultant may interact with management; and
•

The Committee regularly meets with the Mercer consultant outside the presence of management to discuss executive compensation philosophy and specific levels of compensation and ensure that Mercer receives from management the information required to perform its duties in a timely manner.

Following this assessment of the relationship of Mercer and its affiliates with the Company, the Compensation Committee concluded that Mercer’s work for the Committee does not raise any conflict of interest and that Mercer qualified as independent.

Nominating and Governance Committee

The Nominating and Governance Committee held two meetings in 2018. The functions of the Nominating and Governance Committee are described in the Nominating and Governance Committee charter and include, among others, the following:

•	review the size and composition of the Board and make recommendations to the Board as appropriate;
•

review criteria for election to the Board and recommend candidates for Board membership; In identifying candidates for the Board, the Committee is to search for highly qualified women and individuals from minority groups to include in the pool from which directors are chosen;

•	review the structure and composition of Board committees and make recommendations to the Board as appropriate;
•	develop and oversee an annual self-evaluation process for the Board and its committees;
•	review the Company’s major enterprise risk assessment and management processes for matters other than financial reporting risk matters;
•	provide oversight of corporate ethics issues and at least annually assess the adequacy of the Company’s Code of Business Conduct and Ethics; and
•	provide oversight on management succession issues.

Each member of the Nominating and Governance Committee meets the definition of an independent director under applicable Nasdaq rules.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of Company objectives, improve long-term Company performance and create stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of the Company’s risk and in determining what constitutes an appropriate level of risk for the Company. The full Board of Directors conducts an annual risk assessment of the Company’s financial risk, legal/compliance risk and operational/strategic risk. The Board typically reviews at least one risk element in detail at each regular Board meeting and addresses individual risk issues throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees. In particular, the Audit Committee focuses on key business and financial risks and related controls and processes. Per its charter, the Audit Committee discusses with management the Company’s major financial reporting exposures concerning risk assessment and management and the steps management has taken to monitor and control such exposures. The Company’s Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy and objectives and helps ensure that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee structures the Company’s executive compensation program to reduce the possibility that Saia’s executive officers, either individually or as a group, make excessively risky business decisions that could maximize short-term results at the expense of long-term value.

Finally, the Company’s Nominating and Governance Committee is responsible for overseeing the Company’s major non-financial reporting enterprise risk assessment and management processes. The Chair of the Nominating and Governance Committee discusses with both the Audit Committee and the Compensation Committee the processes used in the oversight of the non-financial reporting enterprise risk assessment and management processes.

The Board believes its leadership structure enhances overall risk oversight. While the Board requires risk assessments from management, the combination of Board member experience, continuing education and independence of governance processes provide an effective basis for testing, overseeing and supplementing management assessments of risk.

ELECTION OF DIRECTORS

Election to the Company’s Board of Directors in a contested election is by a plurality of the votes cast at any meeting of stockholders having a quorum. An election will be considered contested if (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Company’s Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Company first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee.

In an uncontested election, directors are elected by a majority of the votes cast “FOR” and “AGAINST” at any meeting of stockholders having a quorum. If an incumbent director fails to receive a majority of the vote for re-election in an uncontested election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant. Any director who fails to receive a majority of the vote for re-election pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. The election of directors at the 2019 annual meeting of the Company’s stockholders is an uncontested election.

The Board will nominate for election or re-election as director only candidates who agree to tender irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they will face re-election and (ii) Board acceptance of such resignation. The Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the Corporate Governance Guidelines.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications and Selection

The Nominating and Governance Committee is responsible for recommending director candidates to the Board of Directors. The Nominating and Governance Committee will apply the criteria set forth in the Corporate Governance Guidelines when considering whether to recommend any candidate as a director nominee, including candidates recommended by stockholders. The Nominating and Governance Committee seeks nominees with a broad range of experience, professions, skills, geographic representation and backgrounds. The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Board assesses diversity in its broadest sense and considers the backgrounds, experiences and viewpoints of its members and director candidates. When identifying candidates for director, the Board endeavors to search for highly qualified women and individuals from minority groups to include in the pool from which directors are chosen.

The Corporate Governance Guidelines include director qualification standards that provide as follows:

•	A majority of the members of the Board of Directors must qualify as independent directors in accordance with the rules of The Nasdaq Global Select Market;
•	No member of the Board of Directors should serve on the Board of Directors of more than three other public companies;
•	No person may stand for election as a director of the Company after reaching age 72; and
•	No director shall serve as a director, officer or employee of a competitor of the Company.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Corporate Governance Guidelines provide that directors and candidates for director generally should, at a minimum, meet the following criteria:

•	Directors and candidates should have high personal and professional ethics, integrity, values and character and be committed to representing the best interests of the Company and its stockholders;
•	Directors and candidates should have experience and a successful track record at senior policy-making levels in business, government, technology, accounting, law and/or administration;
•	Directors and candidates should have sufficient time to devote to the affairs of the Company and to enhance their knowledge of the Company’s business, operations and industry; and
•

Directors and candidates should have expertise or a breadth of knowledge about issues affecting the Company that is useful to the Company and complementary to the background and experience of other Board members.

If a vacancy arises or the Board decides to expand its membership, the Nominating and Governance Committee may seek recommendations of potential candidates from a variety of sources (including incumbent directors, stockholders, the Company’s management and professional recruitment firms). The Nominating and Governance Committee evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. The Nominating and Governance Committee seeks to identify and recruit the best available candidates and it evaluates qualified candidates recommended by stockholders on the same basis as those submitted by other sources.

If the process yields one or more desirable candidates, the Nominating and Governance Committee Chair, or another director designated by the Nominating and Governance Committee Chair, will then contact the candidate(s) to set up interviews with the Nominating and Governance Committee, other non-employee directors and members of senior management, as determined by the Nominating and Governance Committee. Based upon interview results, the candidate’s qualifications and customary background checks, the Nominating and Governance Committee then decides whether it will recommend the candidate’s nomination to the full Board.

Procedures for Recommendations and Nominations by Stockholders

Stockholder Recommendations

The Nominating and Governance Committee has adopted policies concerning the process for the consideration of director candidates recommended by stockholders. Any stockholder wishing to recommend a candidate for consideration should send the following information to the Secretary of the Company, Saia, Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	The name and address of the recommending stockholder as it appears on the Company’s books;
•	The number of shares owned beneficially and of record by such stockholder, the length of period held and proof of ownership of such shares;
•

If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (or a current Schedule

13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•	A statement whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders.

The recommendation must be accompanied by the information concerning the candidate required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934 and rules adopted thereunder, generally providing for the disclosure of:

•

The name and address of the candidate, any arrangements or understanding regarding nomination, the candidate’s business experience and public company directorships during the past five years and information regarding certain types of legal proceedings within the past ten years involving the candidate and a statement of the particular experience, qualifications, attributes or skills that made the candidate appropriate for service on the Board;

•	The candidate’s ownership of securities in the Company; and
•	Transactions between the Company and the candidate valued in excess of $120,000 and certain other types of business relationships with the Company.

The recommendation must describe all relationships between the candidate and the recommending stockholder and any agreements or understandings between the recommending stockholder and the candidate regarding the recommendation. The nominating recommendation shall describe all relationships between the candidate and any of the Company’s competitors, customers, suppliers or other persons with special interests regarding the Company.

The recommending stockholder must furnish a statement supporting its view that the candidate possesses the minimum qualifications prescribed by the Nominating and Governance Committee for director nominees, and briefly describing the contributions that the nominee would be expected to make to the Board and to the governance of the Company. The recommending stockholder must state whether, in the view of the stockholder, the candidate, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

The nominating recommendation must be accompanied by the consent of the candidate to be interviewed by the Nominating and Governance Committee, if the Committee chooses to do so in its discretion (and the recommending stockholder must furnish the candidate’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group.

The Secretary of Saia will promptly forward such materials to the Nominating and Governance Committee Chair and the Chairman of the Board of Saia. The Secretary will also maintain copies of such materials for future reference by the Committee when filling Board positions.

Stockholder Nominations at Annual Meetings

To nominate a director candidate for election at an annual meeting, a stockholder must deliver timely notice of such nomination to the principal executive offices of the Company in accordance with, and containing the information required by, the Company’s Bylaws. To be timely, the notice must be received at the Company’s principal executive offices no later than the close of business on the 90th calendar day or earlier than the 120th calendar day prior to the first anniversary date of the immediately preceding year’s annual meeting. The process outlined in the Company’s Bylaws is the exclusive means for a stockholder to make director nominations at an annual meeting of stockholders.

The summary above is qualified entirely by reference to the applicable provisions of the Company’s Bylaws, which have been filed with the Securities and Exchange Commission and copies of which are available from the Company upon request. No stockholder nominations or proposals have been made in connection with the 2019 annual meeting of stockholders.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has adopted procedures for stockholders to send communications to the Board or individual directors of the Company as follows:

Stockholders seeking to communicate with the Board of Directors should submit their written comments to the Secretary of the Company, Saia, Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097. The Secretary of the Company will forward all such communications (excluding routine advertisements and business solicitations and communications which the Secretary of the Company, in his or her sole discretion, deems to be a security risk or for harassment purposes) to each member of the Board of Directors, or if applicable, to the individual director(s) named in the correspondence. Subject to the following, the Chairman of the Board and the Lead Independent Director will receive copies of all stockholder communications, including those addressed to individual directors, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman or Lead Independent Director. In such event, the Secretary of the Company will first consult with and receive the approval of the Lead Independent Director or Chairman, as applicable, before disclosing or otherwise discussing the communication with the director subject to the allegation.

The Company reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes and the Company also reserves the right to verify ownership status before forwarding stockholder communications to the Board of Directors.

The Secretary of the Company will determine the appropriate timing for forwarding stockholder communications to the directors. The Secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other Board materials in advance of the next scheduled Board meeting.

Stockholders also have an opportunity to communicate with the Board of Directors at the Company’s annual meeting of stockholders. The Company’s Corporate Governance Guidelines provide that absent unusual circumstances, directors are expected to attend all annual meetings of stockholders.  All members of the Board of Directors attended the 2018 annual meeting of stockholders.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth the amount of Saia’s common stock beneficially owned by each director and each executive officer named in the Summary Compensation Table on page 39 and all directors and executive officers as a group, as of January 15, 2019. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares Beneficially Owned(1)	Rights to Acquire Beneficial Ownership(2)	Total	Percent of Class(3)	Shares Held Under Deferral Plans(4)
Di-Ann Eisnor	3,414	—	3,414	*	—
William F. Evans	669	—	669	*	12,781
John P. Gainor, Jr.	400	—	400	*	9,926
John J. Holland	1,028	—	1,028	*	58,128
Frederick J. Holzgrefe, III	1,084	23,260	24,344	*	3,075
Randolph W. Melville	—	—	—	*	14,324
Richard D. O’Dell	—	73,740	73,740	*	60,103
Björn E. Olsson	—	—	—	*	48,487
Douglas W. Rockel (5)	6,585	—	6,585	*	45,075
Herbert A. Trucksess, III	159,805	—	159,805	*	2,199
Jeffrey C. Ward	8,279	—	8,279	*	49,083
Stephanie R. Maschmeier	—	6,110	6,110	*	8,564
Paul C. Peck	—	6,240	6,240	*	18,251
Raymond R. Ramu	2,654	17,940	20,594	*	8,488
T. Michelle Richard	—	7,390	7,390	*	—
Craig A. Thompson (6)	—	6,060	6,060	*	1,087

All directors and executive officers as a group (16 persons)	183,918	140,740	324,658	1.3%	339,570

*	Denotes less than 1%
(1)	Includes common stock owned directly and indirectly.
(2)

Number of shares that can be acquired on January 15, 2019 or within 60 days thereafter through the exercise of stock options or vesting of restricted stock. These shares are excluded from the “Shares Beneficially Owned” column.

(3)

Based on the number of shares outstanding on January 15, 2019 (25,693,651) and includes the number of shares subject to acquisition by the relevant beneficial owner within 60 days thereafter. Including the number of shares subject to acquisition by the relevant beneficial owner pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan upon such beneficial owner’s termination of services as a director or employee, the Percent of Class for all directors and executive officers as a group equals 2.57%.

(4)

Represents shares of common stock from phantom stock units on an as converted basis as of January 15, 2019, receipt of which has been deferred pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan. The value of the phantom stock units deferred pursuant to the Company’s Directors’ Deferred Fee Plan and Executive Capital Accumulation Plan track the performance of the Company’s common stock and the phantom stock units are payable in stock upon the relevant beneficial owner’s termination of service as director or employee.

(5)	Mr. Rockel retired from the Board effective February 2, 2019.

(6)	Mr. Thompson ceased serving as an executive officer on October 9, 2018 and he left the Company in February 2019.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the decisions the Compensation Committee has made under those programs and the factors considered in making those decisions.  This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers for 2018, who were:

•	Richard D. O’Dell, President & Chief Executive Officer
•	Frederick J. Holzgrefe, III, Executive Vice President & Chief Financial Officer
•	Raymond R. Ramu, Executive Vice President & Chief Customer Officer
•	Paul C. Peck, Executive Vice President Operations
•	T. Michelle Richard, Vice President of Human Resources
•	Craig A. Thompson, Former Executive Vice President Operations

In January 2019, Mr. Holzgrefe was promoted to President and Chief Operating Officer and, as a result, Mr. O’Dell’s title was changed to Chief Executive Officer. Mr. Peck was promoted to Executive Vice President Operations in October 2018, replacing Mr. Thompson in that role. Prior to that promotion, Mr. Peck was not an executive officer of Saia.

Executive Summary

The following provides an overview of our compensation philosophy and programs, including the focus on pay for performance, best practice pay programs and alignment of the interests of Saia’s executives with those of Saia’s stockholders. Details about the compensation awarded to Saia’s Named Executive Officers can be found in the Summary Compensation Table and related compensation tables in this proxy statement.

•	Saia relates pay to performance to incent executives to achieve corporate objectives.

The Company’s executive compensation program is designed to link pay with performance by requiring that a significant portion of each executive’s target compensation is at risk and is earned based on achieving corporate financial and operating targets, total stockholder return and stock price appreciation.

•	Saia aligns executives’ interests with those of the stockholders.

All significant elements of long-term compensation are paid through equity awards in the form of performance shares, stock options and restricted stock.  The Company maintains stock ownership guidelines for the executive officers to further align the interests of our executive officers with our stockholders.

•	Saia annually benchmarks its executive compensation programs.

The Compensation Committee designs the Company’s executive compensation program to attract, motivate, reward and facilitate the retention of executive talent to achieve corporate objectives.  The program is comprised of base salary, cash-based annual incentive awards, equity-based long-term incentive awards, customary benefits and perquisites and severance benefits.  Elements of the program are generally designed to provide target compensation opportunity around the 50th percentile of the peer group, but can be higher or lower based on individual performance, tenure, additional responsibility and for executive retention and succession planning purposes.  The Committee works with Mercer US Inc., its executive compensation consultant, each year to benchmark our program against our transportation industry peers and general industry.

•	2018 Say-on-Pay results support our current compensation policies and practices.

In accordance with the recommendations of our stockholders in 2011 and 2017, Saia holds a stockholder advisory “say-on-pay” vote on an annual basis. In 2018, holders of 96.7% of Saia’s stock voting on the matter approved, on an advisory basis, the compensation paid to Saia’s Named Executive Officers as described in the 2018 proxy statement.  The Compensation Committee believes that this vote demonstrates strong support by our stockholders of our compensation philosophy and goals and the compensation decisions made by the Committee. Based on these favorable results, the Compensation Committee was encouraged to continue its practices in determining executive compensation.

Key Features of Saia’s Executive Compensation Program

What Saia Does	What Saia Doesn’t Do
✓ Links a significant portion of pay to Company performance	✘ No “single-trigger” change-of-control cash payments
✓ Encourages stock ownership by using stock ownership guidelines for all officers at two to five times their base salary	✘ No stock option repricing or option grants below market value
✓ Mitigates risk taking by emphasizing long-term equity incentives, placing caps on potential payments, and maintaining clawback provisions	✘ No hedging transactions, pledges or margin accounts with respect to Company stock
✓ Benchmarks against a representative and relevant peer group to assist in setting compensation	✘ No excessive perquisites
✓ Uses an independent compensation consultant	✘ No significant Company cash payments upon death or disability

Financial and Operating Performance

The following graphs highlight Saia’s financial and operating performance for fiscal years 2016-2018:

(1)	Operating ratio is the calculation of operating expenses divided by operating revenue.
(2)	$100 invested on December 31, 2015 in the Company’s common stock.

Executive Compensation Oversight

Role of Compensation Committee

Saia’s executive compensation program is designed and administered by the Compensation Committee, which is made up entirely of independent directors.  The Compensation Committee, with the assistance of Mercer, as independent compensation consultant to the Compensation Committee, annually reviews the Company’s compensation philosophy, the overall design of the compensation program and the elements of each component of compensation. In making decisions about compensation for the Named Executive Officers as described in the compensation tables in this proxy statement, the Compensation Committee takes the following factors into consideration, among others, although none of these factors is determinative individually:

•	The competitive environment for recruiting and retaining senior executives, including compensation trends, best practices, and executive compensation paid by our industry peers;
•	The individual’s performance, experience and future advancement potential;
•	The Company’s past financial and operating performance, as well as the strategic plan for future periods;
•	The current economic conditions and the competitive market environment in which the Company operates;
•	The Company’s stock ownership and retention policies;
•

Each Named Executive Officer’s historical total compensation, including the value of all outstanding equity awards granted to the Named Executive Officer, and future compensation opportunities based on tally sheets; and

•	Internal pay equity.

The Compensation Committee reviews and approves all elements of our executive compensation program, other than Mr. O’Dell’s base salary, which is approved by the Board, based on a formal assessment of his performance conducted by the Board and based on the recommendation of the Compensation Committee.  Mr. O’Dell makes recommendations to the Compensation Committee as to elements of compensation for his direct reports and provides performance reviews to assist the Compensation Committee in setting executive compensation.

Role of Compensation Consultant

The Compensation Committee enters into a consulting agreement with its outside consultant on an annual basis. The Compensation Committee retained Mercer as its executive compensation consultant to provide information, market analysis and recommendations regarding executive and director compensation. Mercer reports directly to the Compensation Committee and takes direction from the Committee.  While it is necessary for Mercer to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. The Committee regularly meets with the Mercer consultant outside the presence of management to discuss executive compensation philosophy and specific levels of compensation and to ensure that Mercer receives from management the information required to perform its duties on a timely basis. The Committee formally evaluates the performance of Mercer on an annual basis and may terminate the services of Mercer at any time.

Additional Information

Additional information about the structure and practices of the Compensation Committee and role of the compensation consultant is presented under the heading Corporate Governance – Compensation Committee in this proxy statement.

Executive Compensation Philosophy

The Compensation Committee believes the executive compensation program should link pay with performance and should attract, motivate, reward and facilitate the retention of the executive talent required to achieve corporate objectives and to create value for the Company’s stockholders. We align the interests of our executives with those of our stockholders through an annual incentive plan that uses annual metrics that we believe are important in determining our stock price and through long-term equity incentives in the form of performance shares, stock options and restricted stock. We seek to ensure internal and external pay equity by assessing the compensation of our CEO relative to other Named Executive Officers and salaried employees generally and by reviewing compensation paid by industry peers and in general industry. Our compensation program has achieved strong support from our stockholders with over 96.7% of the shares voted on the matter at the 2018 annual stockholders meeting having voted in favor of approval of the compensation of our Named Executive Officers, as disclosed in the 2018 proxy statement.

Executive Compensation Components

The specific components of Saia’s executive compensation program are:

Component	Key Characteristics	Objective
Base Salary — Cash	Fixed compensation component. Reviewed annually and adjusted if and when appropriate.	Provide a fixed form of executive compensation for performing daily responsibilities.
Annual Incentives — Cash	Variable compensation component. Performance-based award opportunity, payable upon attaining specific annual targets.	Motivate and reward executives for achieving specific annual corporate performance objectives.
Long-Term Incentives — Stock and Stock Options

Variable compensation component.  Performance-based award opportunity, generally granted annually as a combination of performance shares, restricted stock and stock options.  Amounts actually earned will vary based on stock price appreciation and corporate performance.

Motivate and reward executives for achieving over a three- to seven-year period increased stockholder value and superior performance in the industry. Also used for executive retention.
Other Benefits and Perquisites — Various Forms	Fixed compensation component.	Provide employee benefits consistent with those provided by the peer group and for executive retention.
Post-Employment Compensation — Cash and Benefits	Fixed compensation component.	Promote recruitment and retention and support non-competition, non-disclosure and non-solicitation agreements.

Pay equity

To create stockholder value and motivate its employees, the Company is committed to internal and external pay equity. To assess internal pay equity, the Compensation Committee annually reviews the relationship between the compensation of the Chief Executive Officer to that of other Named Executive Officers and salaried employees generally. During the past three years, the Chief Executive Officer’s total direct compensation (salary and short- and long-term incentive awards) has been approximately 1.67 times the total direct compensation of the next highest paid Named Executive Officer, which the Committee believes is an appropriate multiple based on the additional responsibilities of the Chief Executive Officer. See also CEO Pay Ratio, elsewhere in this proxy statement. To test external pay equity, the Committee annually reviews compensation data for similar positions at peer group companies, described below, in the transportation industry with revenue levels comparable to Saia’s and data from general industry surveys.

Compensation Review Peer Group

To assist the Compensation Committee in determining the design, components and levels of compensation for the Company’s executive officers, the Committee annually reviews compensation data for similar positions at U.S. publicly-traded transportation companies with annual revenues of approximately one-half to two and one-half times Saia’s revenues. The Committee focuses on these transportation peers because it believes transportation companies with a scale comparable to Saia’s are our primary competitors for executive talent and provide a sound basis to assess Saia’s executive compensation.

The peer group used in the review during 2018 was:

Company	Transportation Business	2017 Revenues (in millions)
Air Transport Services Group, Inc.	Air Freight & Logistics	$1,068
ArcBest Corporation	Trucking	$2,826
Celadon Group, Inc.	Trucking	$0
Covenant Transportation Group, Inc.	Trucking	$705
Echo Global Logistics, Inc.	Air Freight & Logistics	$1,943
Forward Air Corporation	Air Freight & Logistics	$1,101
Genesee & Wyoming, Inc.	Railroad	$2,208
Heartland Express, Inc.	Trucking	$607
Hub Group, Inc.	Trucking	$4,035
Kansas City Southern	Railroad	$2,583
Knight Transportation, Inc.	Trucking	$2,425
Landstar System, Inc.	Trucking	$3,646
Marten Transport, Ltd.	Trucking	$698
Old Dominion Freight Line, Inc.	Trucking	$3,358
Roadrunner Transportation Systems, Inc.	Trucking	$2,091
Universal Logistics Holdings	Trucking	$1,217
USA Truck, Inc.	Trucking	$447
Werner Enterprises, Inc.	Trucking	$2,117
Saia, Inc.	Trucking	$1,379

Note: 2017 Revenue data is not available for Celadon Group, Inc.

Some of the peer group companies have substantial stock ownership by executives. If the ownership amounts were disclosed by the peer group company to have a material impact on their executive compensation levels, the specific compensation element is excluded from the competitive data and associated analysis as decided by Mercer.

Executive Compensation Decisions for 2018

Pay Mix

The following graph sets forth the key components of compensation and pay mix for the Named Executive Officers based on target payout levels for 2018:

(1)	Mr. Thompson ceased serving as an executive officer on October 9, 2018 and he left the Company in February 2019.

Base Salary

Saia provides market competitive base salaries to attract and retain outstanding talent and to provide a fixed component of pay for our Named Executive Officers. The Compensation Committee uses the median of the peer group companies as the general reference point for base salaries because it believes the median is the best representation of competitive base salary levels in the market for similar roles and talent. In setting individual base salary levels, the Compensation Committee adjusts levels as it deems appropriate. Typical reasons for adjusting an individual officer’s base salary above or below the market median include tenure of the officer in the position, job performance, pay mix, internal pay equity, additional responsibilities of the officer, executive retention and succession planning.

In August 2017, the Company made changes involving several members of its senior executive group. As part of the changes, Mr. Holzgrefe was named Executive Vice President & Chief Financial Officer, and he assumed additional oversight for the Company’s pricing, information technology and maintenance and property functions. The Compensation Committee increased his base salary from $406,000 to $500,000. Mr. Ramu’s title was changed to Executive Vice President & Chief Customer Officer and his base salary was increased from $359,000 to $410,000. Mr. Thompson was promoted from Vice President Operations East to Executive Vice President Operations for which he was responsible for operations, industrial engineering and transportation functions. Mr. Thompson’s base salary in the new position was set at $320,000.

In July 2018, the Company implemented salary and wage increases of approximately 3% for all of its employees, including each of the Named Executive Officers.

In October 2018, Mr. Peck was promoted from Vice President Operations Central to Executive Vice President Operations for which he is responsible for operations, industrial engineering and transportation functions. Mr. Peck’s base salary in the new position was set at $350,000. Mr. Peck replaced Mr. Thompson in the position.

Over the past several years, the Compensation Committee has made adjustments to the base salaries of the Named Executive Officers as part of a continuing, multi-year process to better align their base salaries with the market median, provide for executive retention and recognize individual performance.  Effective January 1, 2018, the Committee increased Ms. Richard’s base salary from $269,000 to $300,000 to align her salary with market median.

The following sets forth the annual base salaries for the Named Executive Officers for 2018:

Named Executive Officer	Title	Annual Salary 2018
Richard D. O’Dell	Chief Executive Officer	$749,196
Frederick J. Holzgrefe, III	Executive Vice President & Chief Financial Officer	$506,891
Raymond R. Ramu	Executive Vice President & Chief Customer Officer	$415,648
Paul C. Peck	Executive Vice President Operations	$279,322
T. Michelle Richard	Vice President of Human Resources	$302,843
Craig A. Thompson	Former Executive Vice President Operations	$324,416

Annual Cash Incentives

Annual cash incentive awards are used to reward executives for achievement of corporate financial and operating targets for the year. The annual cash incentive awards provide for threshold, target and maximum payouts as a percentage of base salary for each executive.

The Compensation Committee uses the median of the peer group companies as the general reference point for target annual cash incentives because it believes the median is the best representation of competitive annual cash incentive levels in the market for similar roles and talent. In setting individual target annual cash incentive levels, the Compensation Committee has the discretion to adjust the target level as it deems appropriate. Typical reasons for adjusting an individual officer’s target annual incentive level above or below the market median include tenure of the officer in the position, job performance, additional responsibilities of the officer, executive retention and succession planning. At the highest level of achievement, the annual cash incentive opportunity was 200% of the target in 2018. At a threshold level of performance, the incentive opportunity was 25% of the target in 2018, with no incentive earned if performance was below the threshold achievement level.

As part of the executive changes in August 2017, the Compensation Committee approved increases to the target annual incentive plan for Mr. Holzgrefe, Mr. Ramu and Mr. Thompson. Mr. Holzgrefe’s target annual incentive increased from 60% to 75% of base salary; Mr. Ramu’s target annual incentive increased from 45% to 50% of base salary; and Mr. Thompson’s target annual incentive increased from 40% to 50% of base salary.

For 2018 the potential payout levels under the annual incentive awards for the Named Executive Officers were as follows:

Potential Payouts of Annual Incentives for 2018

		Payout as a % of Base Salary
Named Executive Officer	Title	Threshold	Target	Maximum
Richard D. O’Dell	Chief Executive Officer	22.5%	90%	180%
Frederick J. Holzgrefe, III	Executive Vice President & Chief Financial Officer	18.75%	75%	150%
Raymond R. Ramu	Executive Vice President & Chief Customer Officer	12.5%	50%	100%
Paul C. Peck	Executive Vice President Operations	11.51%	46%	92%
T. Michelle Richard	Vice President of Human Resources	11.3%	45%	90%
Craig A. Thompson	Former Executive Vice President Operations	12.50%	50%	100%

Performance Targets and Actual Performance for 2018

For 2018, the annual cash incentive awards for the Named Executive Officers were based 50% on achieving an annual operating income target and 50% on achieving an operating ratio target. The Compensation Committee believes using an operating income target rather than an earnings-per-share target more closely reflects actual performance of management for the year by eliminating the impact of changes to the effective tax rate. Saia uses operating ratio as a performance goal because it is an objective measure of profitability of Saia’s business, is a common measure of profitability within the industry and can have a direct impact on Saia’s stock price. Operating ratio is defined as operating expenses divided by operating revenue.

The operating income and operating ratio performance targets for 2018 were set by the Compensation Committee considering past performance, the strategic plan, current economic conditions and other forecasts of performance for the year.  The performance targets and actual performance for 2018 were as follows:

	Threshold	Target	Maximum	Actual
Operating income (in millions) (50% weighting)	$99.9	$127.5	$168.3	$141.2
Operating ratio (50% weighting) (1)	93.7%	91.8%	88.7%	91.5%

(1)	Operating ratio is the calculation of operating expenses divided by operating revenue.

The Committee strives to set the threshold, target and maximum performance goals at levels such that the relative likelihood that Saia will achieve such goals remains consistent from year to year. It is the intent of the Committee that the threshold goals should be attainable a majority of the time, target goals should, on average, be reasonably expected to be achieved and maximum goals should be attained a minority of the time. Establishing the expected performance goals relative to these criteria is inherently subject to considerable judgment on the part of the Committee.

See the “2018 Grants of Plan-Based Awards Table” that follows the Summary Compensation Table for additional information about annual cash incentive awards granted to the Named Executive Officers for 2018.

Long-Term Equity Incentives

The Compensation Committee provides long-term equity awards to the executive officers to align the interests of the executive with the interests of our stockholders, reward executives for achieving stockholder valuation increases over a multi-year period, and encourage executive retention. The long-term equity awards are provided through performance stock units, restricted stock and stock options.

Long-term equity awards are typically granted in early February each year on the third trading day following the release of the Company’s financial results for the prior fiscal year. For new hires, the grant date is typically on or around their hire date.

Long-Term Equity Incentive Plan Targets

The Committee grants long-term equity awards for each Named Executive Officer based on a target percentage of base salary for such officer. The Compensation Committee uses the median of the peer group companies as the general reference point for target long-term equity awards because it believes the median is the best representation of competitive long-term equity incentive levels in the market for similar roles and talent. In setting individual target equity incentive levels, the Compensation Committee has discretion to adjust the target level as it deems appropriate. Typical reasons for adjusting an individual officer’s target equity incentive level above or below the market median include tenure of the officer in the position, job performance, additional responsibilities of the officer, executive retention and succession planning.

As part of the executive changes in August 2017, the Committee approved increases in target long-term equity incentives for Mr. Holzgrefe, Mr. Ramu and Mr. Thompson for 2018. Mr. Holzgrefe’s target increased from 115% to 170% of base salary; Mr. Ramu’s target increased from 75% to 100% of base salary; and Mr. Thompson’s target increased from 50% to 75% of base salary.

For 2018 the target long-term equity incentive as a percentage of base salary for the Named Executive Officers was as follows:

		Target as a % of Base Salary
Named Executive Officer	Title	2018
Richard D. O’Dell	Chief Executive Officer	200%
Frederick J. Holzgrefe, III	Executive Vice President & Chief Financial Officer	170%
Raymond R. Ramu	Executive Vice President & Chief Customer Officer	100%
Paul C. Peck	Executive Vice President Operations	55%
T. Michelle Richard	Vice President of Human Resources	55%
Craig A. Thompson	Former Executive Vice President Operations	75%

Components of Long-Term Equity Incentive Awards

For 2017 and 2018, 50% of a Named Executive Officer’s long-term equity incentive opportunity was granted in performance stock units, 25% in stock options (valued using the Black-Scholes option pricing model), and 25% in restricted stock (valued using the intrinsic-value pricing model). For 2016, 50% of a Named Executive Officer’s long-term equity incentive opportunity was granted in performance stock units and 50% in stock options (valued using the Black-Scholes option pricing model). The Committee began using restricted stock and reduced the stock option component as part of long-term equity incentives starting in 2017 to reduce significant swings in compensation, to promote executive retention and to conform to common peer group practice. The Committee believes this mix of awards appropriately balances relative and absolute stock performance, reflects competitive pay practices and promotes executive retention.

Why performance stock units?	Why options?	Why restricted stock?
•Performance-based because both the number of shares earned depends on stock price performance and the value of the shares fluctuates based on the stock price.	•Performance-based because their value is tied solely to the Company’s stock price, which directly correlates to Saia’s stockholders’ interests.	•Inherent value upon issuance mitigates significant employee compensation swings.
•The number of shares granted is tied to total stockholder return of the Company over a three-year period compared to a peer group, a key metric of executive performance.	•Fosters an innovative environment focused on long-term growth of the Company and stockholder value.	•Strong long-term executive retention incentive.
•Rewards executives for increasing Saia’s total stockholder return relative to Company peers.	•Declines in stock price following the grant of stock options have a negative impact on executive pay (i.e., when a stock option is “underwater” it has no value).	•Aligns executive’s interests with stockholders and encourages appropriate degree of risk taking consistent with long-term growth.
•Highly valued by employees and an important retention tool.
•Stock ownership guidelines mitigate the perception that options may cause a focus on short-term stock price movement.

The long-term equity incentive awards made in 2018 were as follows:

Performance Stock Units

For 2017 and 2018, 50% of the Named Executive Officers’ long-term equity incentive opportunity was awarded in performance stock units, which are paid in shares of Saia stock. The role of performance stock units is to reward executives for long-term value creation relative to other transportation companies. The Compensation Committee believes that measuring Saia stock performance against that of a broad group of transportation companies over a multi-year period provides a key metric for assessing the long-term performance of Saia’s Named Executive Officers. Providing a significant portion of long-term compensation on this basis also aligns the interests of the Named Executive Officers with the interests of our stockholders and helps insure against executives taking excessive or unnecessary risks that might threaten the long-term value of the Company.

The number of shares of stock that are granted to a participant is based on the total stockholder return of Saia compared to the total stockholder return of the companies in the broader transportation group over a three-year performance period. At the end of the performance period, the percentile rank of the Company’s total stockholder return is calculated relative to the total stockholder return of each of the companies in the group. Because the performance period for each grant of performance stock units is three years, participants can have overlapping three-year award opportunities at any time.

Since the size of the companies is not critical in assessing relative total stockholder returns, the group used for comparison purposes (the “PSU Group”) is comprised of U.S. publicly-traded companies in the broader transportation industry, regardless of revenues, because the Committee believes this provides a wider spectrum from which to assess management performance. The companies included in the PSU Group for open performance periods are as follows:

Air Transport Services Group, Inc.

ArcBest Corporation

Celadon Group, Inc.

CH Robinson Worldwide, Inc.

Covenant Transport, Inc.

Echo Global Logistics, Inc.

FedEx Corporation

Forward Air Corporation

Genesee & Wyoming, Inc.

Heartland Express, Inc.

Hub Group, Inc.

J.B. Hunt Transport Services, Inc.

Kansas City Southern

Kirby Corporation

Knight Transportation, Inc. (through September 11, 2017)

Knight – Swift Transportation Holdings, Inc. (effective September 11, 2017)

Landstar Systems, Inc.

Marten Transport, Ltd.

Old Dominion Freight Line, Inc.

P.A.M. Transportation Services, Inc.

Roadrunner Transportation Services, Inc.

Ryder System, Inc.

Swift Transportation Company (through September 11, 2017)

United Parcel Service, Inc.

Universal Logistics Holdings, Inc.

US Xpress, Inc. (effective January 1, 2019)

USA Truck Inc.

UTi Worldwide, Inc. (through January 22, 2016)

Werner Enterprises, Inc.

XPO Logistics, Inc.

YRC Worldwide, Inc.

For the performance periods beginning in 2016, 2017 and 2018, the payouts of performance stock units will be determined as follows:

Percent Rank of Saia’s Total Stockholder Return
Compared to PSU Group	Payout Percentage of Target Incentive
At 75th percentile or higher	200%
At 50th percentile	100%
At 25th percentile	25%
Below 25th percentile	0%

The payout associated with the Company’s percentile rank is based on the chart above with payouts interpolated for performance between the 25th and 50th percentiles and the 50th and 75th percentiles.

For awards made in 2017 and 2018, if the Company’s total stockholder return for the three-year performance period is negative, any payouts of the target incentive are reduced by half. For example, if the Company’s total stockholder return over the three-year period is negative, but the Company’s total stockholder return compared to the PSU Group is at the 50th percentile, the associated payout percentage will be 50%, not 100%. Previously, if the Company’s total stockholder return over the performance period was negative, no payouts of performance stock units were made for the performance period, even if Company performance was strong compared to the PSU Group. Given the cyclical nature of the transportation industry, the Compensation Committee made this change to continue to provide an incentive under the plan in the case of an economic downturn affecting the entire industry and to conform to peer group practice generally.

The following table details the payout percentage compared to target of the performance stock units paid out the last three years:

Payout Month	Performance Period	Payout Percentage of Target Incentive
February 2019	2016 to 2018	200%
February 2018	2015 to 2017	150%
February 2017	2014 to 2016	100%

In February 2018, the Company granted performance stock units for 21,425 shares (at target) to the Named Executive Officers, representing 65% of the total target units granted at that time. See the “2018 Grants of Plan-Based Awards Table” that follows the Summary Compensation Table for additional information about performance stock units granted to the Named Executive Officers in 2018.

See the “Potential Payments Upon Termination or Change in Control” section for a description of the effect of termination of employment or a change in control of the Company on the performance stock units awarded to the Named Executive Officers.

Stock Options

The role of stock options is to reward executives for increasing absolute long-term stockholder value. For 2017 and 2018, the value of each stock option award was equal to 25% of the target long-term incentive award for the executive using the Black-Scholes option pricing model. The exercise price of the stock options is equal to the closing share price of Saia common stock on NASDAQ on the grant date. The Company’s Omnibus Incentive Plan strictly prohibits re-pricing of stock options. All stock options granted have been non-qualified stock options.

All stock options vest based on the passage of time, subject to earlier vesting upon a change in control and, as to Mr. O’Dell, subject to his employment agreement described below. The Committee believes time-vested options encourage long-term value creation and executive retention because generally executives can realize value from such options only if the Company’s stock price increases after grant and they remain employed at Saia at least until the awards vest.  Providing for a vesting period over a number of years also helps ensure against executives taking excessive or unnecessary risks that might threaten the long-term value of the Company.

In February 2018, the Company granted a total of 30,040 stock options to the Named Executive Officers, representing 65% of the total stock options granted at that time.  Stock options granted in February 2018 have a three-year cliff vesting schedule and a seven-year term, after which, if not exercised, the option expires. See the “2018 Grants of Plan-Based Awards Table” that follows the Summary Compensation Table for additional information about the specific stock option grants made to the Named Executive Officers in 2018.

See the “Potential Payments Upon Termination or Change in Control” section for a description of the effect of termination of employment or a change in control of the Company on the stock options awarded to the Named Executive Officers.

Restricted Stock Awards

Commencing in February 2017 the Committee began utilizing restricted stock as a part of the long-term equity incentive plan to help reduce significant employee compensation swings, for executive retention and to better align the Company’s long-term compensation practices with its peers. The value of restricted stock grants in 2017 and 2018 was equal to 25% of the target long-term incentive award for the executive. In February 2018, the Company granted a total of 10,712 shares of restricted stock to the Named Executive Officers, representing 65% of the total restricted stock awards granted at that time. These restricted stock grants have a three-year cliff vesting schedule. See the “2018 Grants of Plan-Based Awards Table” that follows the Summary Compensation Table for additional information on restricted stock grants made to the Named Executive Officers in 2018.

The Company also uses restricted stock grants from time to time to address concerns about long-term executive retention, as part of a total compensation package granted to an executive upon initial hiring and to recognize the significant promotion of an executive. These restricted stock grants have historically vested over a five year period in order to promote executive retention. As part of the executive changes in August 2017, Messrs. Holzgrefe, Ramu and Thompson received 5,060, 3,680 and 2,944 shares, respectively, of restricted stock of the Company (initially valued at $275,000, $200,000 and $160,000, respectively, on the grant date). These shares of restricted stock vest 25% on August 1, 2020, and August 1, 2021, with the remaining 50% vesting on August 1, 2022. The value of these restricted stock grants was based in part on an analysis conducted by Mercer of restricted stock paid to comparable executives at peer group firms and other factors, including job performance, additional responsibilities, executive retention and succession planning.

See the “Potential Payments Upon Termination or Change in Control” section for a description of the effect of termination of employment or a change in control of the Company on the restricted stock granted to the Named Executive Officers.

Other Benefits and Perquisites

Benefits

The Company provides customary employee benefits to substantially all employees, including the Named Executive Officers. These benefits include paid holidays and vacation, medical, disability and life insurance and a defined contribution retirement plan. The defined contribution retirement plan is a 401(k) savings plan to which employees may elect to make pre-tax contributions. The Company has the discretion to match 50% of all employee contributions, up to a maximum employee contribution of 6% of annual salary.

Deferred Compensation Plan

The Company has established for officers (including all of the Named Executive Officers) and certain other employees a Capital Accumulation Plan, which is a non-qualified deferred compensation plan. The Capital Accumulation Plan was implemented to motivate and retain key employees by providing them with greater flexibility in structuring the timing of their compensation and tax payments. The Compensation Committee believes that the Capital Accumulation Plan provides a valuable benefit to senior executives with minimal cost to the Company.

The Capital Accumulation Plan allows a participant to make an elective deferral each year of up to 50% of base salary and up to 100% of any annual incentive plan payment. The Company typically makes an annual discretionary contribution under the Capital Accumulation Plan for each participant equal to 5% of his or her base salary and annual incentive payment, which contribution is subject to a five year vesting period. In addition, to the extent a participant’s contribution to the 401(k) savings plan is limited under restrictions placed on “Highly Compensated Employees” under ERISA, the participant may elect to contribute the amount so limited to the Capital Accumulation Plan. To the extent the Company is unable to match participant contributions under the 401(k) savings plan because of the ERISA limitations, the matching contributions will be made by the Company to the Capital Accumulation Plan.

The Capital Accumulation Plan provides the same investment options to participants as are available under the 401(k) savings plan, except that participants may also elect to invest in Saia stock under the Capital Accumulation Plan. Participants may elect to transfer balances between investment options without restriction at any time throughout the year, except that any investment in Saia stock is an irrevocable election and upon distribution that investment will be paid out in Saia stock, rather than cash. Vested plan balances become distributable to the participant upon termination of employment subject to Section 409A of the Internal Revenue Code.

Perquisites

The types and amounts of perquisites provided to the Named Executive Officers are determined by the Compensation Committee with input from Mercer based on perquisites granted to comparable officers by companies in the executive compensation peer group. The Company provides these perquisites because many companies in the peer group provide similar perquisites to their Named Executive Officers and because the Committee believes they are important for executive retention. However, the perquisites that the Company provides are generally fewer and less costly than those provided by members of the peer group. The value of the perquisites provided to the Named Executive Officers for 2018 are set forth in the “All Other Compensation” column of the Summary Compensation Table.

Post-Employment Compensation

Severance Agreements

Commencing in February 2015, all recipients of stock option grants (including each of the Named Executive Officers other than Mr. O’Dell) agreed to non-competition and employee and customer non-solicitation provisions, as well as provisions designed to protect Saia’s intellectual property, in consideration of receiving the stock options. To provide an additional incentive for employees to agree to the restrictive covenants, the Company entered into severance agreements with each employee who received a stock option grant (other than Mr. O’Dell) that generally provides for severance payments equal to base salary over the non-compete period in the event the executive’s employment is involuntarily terminated without cause as defined in the agreements. To receive the severance payments, the employee must sign a general release of claims against the Company and must comply with the employee’s obligations under any other agreement with the Company, including the restrictive covenants in the employee’s stock option agreement. (Mr. O’Dell’s severance arrangements are governed by the terms of his employment agreement and Change in Control Agreement.)

Double Trigger Change in Control Agreements

The Company has change in control agreements with each of the Named Executive Officers (the “Change in Control Agreements”). The Compensation Committee believes the Change in Control Agreements are an important part of Saia’s overall compensation program for the Named Executive Officers because they help secure the continued employment and dedication of the Named Executive Officers notwithstanding any concern the executive might have regarding their own continued employment in the event of a potential change in control transaction.

The Change in Control Agreements include a “double trigger,” meaning they provide for severance payments and other benefits only if there is a change in control of the Company and only if after the change in control the executive’s employment is terminated involuntarily (other than for cause) or voluntarily with good reason within two years after the change in control. The Change in Control Agreements are reviewed periodically by the Committee to ensure they are consistent with the Company’s compensation philosophy. The Committee also receives input from Mercer and outside legal counsel to confirm that the agreements remain generally consistent with competitive practices.

The amount of the severance payments and benefits under these agreements are based on peer group and general industry practices and are described in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

Employment Agreement

To promote executive retention and continuity and stability in the Company’s leadership and help support certain non-competition and non-solicitation provisions, the Company entered into an employment agreement with Mr. O’Dell at the time he was named Chief Executive Officer in October 2006. The employment agreement is for a two-year initial term (renewing daily) and provides for a minimum base salary that is to be reviewed annually, participation in the Company’s annual and long-term incentive plans, other benefits that are provided to senior executives of Saia and severance benefits in the event of Mr. O’Dell’s employment termination under certain circumstances. All severance benefits under the employment agreement are conditioned upon Mr. O’Dell’s compliance with the non-disclosure, non-competition and employee and customer non-solicitation provisions of the employment agreement. The material terms of the employment agreement are reviewed periodically by the Committee with input from Mercer and outside legal counsel to confirm that they remain generally consistent with competitive practices. The payments to be made to Mr. O’Dell upon termination of employment or a change in control of the Company under his employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

2019 Compensation Plan

In determining compensation for the Named Executive Officers for 2019, the Compensation Committee considered the results of the “say-on-pay” vote at the 2018 annual meeting of stockholders, at which holders of 96.7% of Saia’s stock voting on the matter approved, on an advisory basis, the compensation paid to Saia’s Named Executive Officers as described in the 2018 proxy statement.  Based in part on this level of support by our stockholders, the Compensation Committee did not change the executive compensation philosophy or the structure of the annual or long-term incentive plans for 2019.  The Committee did adjust executive compensation for the Named Executive Officers as described below.

Effective February 1, 2019, Mr. O’Dell’s annual base salary was increased from $749,196 to $850,000 in recognition of his strong performance as CEO and to align his base salary with market median.  At that time, Mr. O’Dell’s target annual incentive award also increased from 90% to 120% of his annual base salary and his target long-term equity incentive award was increased from 200% to 240% of his annual base salary.

The Compensation Committee approved a new compensation package for Mr. Holzgrefe in connection with his promotion to President and Chief Operating Officer on January 2, 2019.  Mr. Holzgrefe’s annual base salary increased from $506,891 to $550,000 for 2019.  Mr. Holzgrefe’s 2019 target annual incentive award increased from 75% to 85% of his annual base salary and his target long-term equity incentive award was increased from 170% to 180% of his base salary.

Effective January 1, 2019, the Compensation Committee increased Mr. Ramu’s annual base salary from $415,648 to $450,000 as a result of his outstanding performance as Chief Customer Officer, including in connection with the successful Northeast expansion.  Mr. Ramu’s 2019 target annual incentive award increased from 50% to 75% of his annual base salary and his target long-term equity incentive award increased from 100% to 125% of his base salary.

Effective January 1, 2019, the Compensation Committee increased Ms. Richard’s annual base salary from $302,843 to $325,000 to align her base salary with market median.  Ms. Richard’s target annual incentive award also increased from 45% to 50% of her annual base salary and her target long-term equity incentive award increased from 55% to 60% of her base salary.

In connection with Mr. Peck’s promotion to Executive Vice President Operations in October 2018, the Compensation Committee set his base salary at $350,000 and structured his incentive compensation solely on annual operating ratio and cargo claims performance. The target annual incentive payout for Mr. Peck is 125% of his annual base salary.  The Compensation Committee selected these metrics for Mr. Peck to align his incentive compensation to key areas of focus for the Operations group.

Risk Assessment in Compensation Programs

The Compensation Committee regularly assesses the Company’s executive and broad-based compensation and benefits programs, policies and practices to determine if they create undesired or unintended risk of a material nature. Although the Committee reviews all executive compensation programs, it focuses on those programs with variability of payout, and reviews the ability of a participant to directly affect payout, the controls on participant action and actual payouts.

Based on that assessment, the Compensation Committee concluded that the Company’s compensation programs are designed and administered with an appropriate balance of risk and reward in relation to the Company’s business strategy and do not encourage executives to take unnecessary or excessive risks. The following features of the compensation programs help to mitigate risk taking:

•	A mix of short- and long-term compensation, particularly incentive compensation, to encourage employees to focus on goals consistent with the interests of Saia stockholders.
•	Short-term incentives in the form of an annual cash bonus based on annual Company performance, with caps to eliminate windfall payouts.
•

Long-term incentives awarded in performance stock units based on Company stock price performance over a three-year period relative to Company peers, stock options and restricted stock, rewarding longer-term financial performance consistent with the interests of Saia stockholders.

•	Performance stock units that are settled in common stock of the Company with a cap on the number of shares that can be awarded.
•	Stock ownership guidelines that encourage executives to retain significant amounts of Saia common stock, thereby aligning the long-term interests of management with those of the stockholders.
•

A clawback policy to provide for the recovery of incentive compensation awarded to an officer or executive of Saia if the result of a performance measure upon which the award was based is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award. The clawback policy also provides for recoupment under certain circumstances involving improper conduct by the executive.

•

A policy that prohibits executives from engaging in short sales of Saia common stock or in transactions involving puts, calls, or other derivative securities of the Company or in hedging transactions with respect to the Company’s stock. The policy also restricts executives from holding stock in margin accounts and from pledging stock of the Company.

Other Compensation Policies

Stock Ownership Guidelines

Because the Company is committed to aligning the executives’ interests with those of Saia stockholders, the Board has adopted stock ownership guidelines for all officers who are eligible to receive long-term incentives, including all of the Named Executive Officers. The number of shares each officer is required to retain is determined by multiplying his or her current base salary by the multiple noted below and dividing by the current share price. The current guidelines for the Named Executive Officers are as follows:

Name	Title	Multiple of Salary	Compliance(1)
Richard D. O’Dell	Chief Executive Officer	5	Yes
Frederick J. Holzgrefe, III	Executive Vice President & Chief Financial Officer	2.5	Yes
Raymond R. Ramu	Executive Vice President & Chief Customer Officer	2	Yes
Paul C. Peck	Executive Vice President Operations	2	Yes
T. Michelle Richard	Vice President of Human Resources	2	(2)
Craig A. Thompson	Former Executive Vice President Operations	2	Yes
(1)	As of December 31, 2018.
(2)	Ms. Richard became an officer of the Company in 2015. She has until 2020 to meet her guideline.

Executives are to satisfy the guidelines within five years of becoming subject to the guidelines. Until the guidelines are met, executives are encouraged to hold 75% of the realized share value (net of taxes) attributable to option exercises, performance stock unit payouts and vesting in restricted stock. The Compensation Committee monitors the progress toward, and continued compliance with, the stock ownership guidelines on a regular basis. The types of equity counted for purposes of the stock ownership guidelines are common stock, including restricted stock, and Company stock units held in the deferred compensation plan.

Although there are no formal penalties for not fulfilling the requirements of the ownership guidelines, non-compliance may affect future equity awards. The foregoing sets forth the Company’s current ownership guidelines for executives. The Board (or any committee designated by the Board) may, at any time, amend, modify or terminate the guidelines in full or in part. The Board (or any committee designated by the Board) may also grant waivers of the guidelines in the event of special circumstances or as otherwise determined advisable or in the best interest of the Company in given circumstances.

Prohibition Against Short Sales, Hedging and Margin Accounts

Employees subject to the Company’s insider trading policies, including the Named Executive Officers, may not engage in short sales of Saia common stock or in transactions involving puts, calls, or other derivative securities or in hedging transactions with respect to the Company’s stock. Additionally, such employees, including the Named Executive Officers, are prohibited from holding Saia stock in a margin account and from pledging Saia common stock as collateral for indebtedness.

Clawback Policy

The Board of Directors has adopted a policy that authorizes the Company, at the direction of the Compensation Committee, to seek to recover incentive compensation awarded to an officer or executive of Saia if the result of a performance measure upon which the award was based is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award. In addition, if an officer or executive of Saia engages in “Improper Conduct” (as defined under the policy), Saia may, within three years following the payment or vesting of incentive compensation, seek recovery of such incentive compensation. In such instance, the Company may also cancel any unpaid or unvested incentive compensation. The Compensation Committee has discretion to determine whether to seek recovery in a given situation based on a number of factors, including an assessment of the relative costs and benefits of seeking the recovery, whether seeking the recovery may violate applicable law or otherwise prejudice Saia’s interests, and such other factors as it deems relevant.

Tax Policies

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation the Company can deduct in any one year for certain executive officers. In establishing the compensation programs for executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Committee believes that executive compensation must be maintained at the requisite level to attract and retain the executive officers essential to Saia’s financial success and, as a result, retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by Saia for tax purposes.

Historically, our annual cash incentive plan (for grants in 2017) and performance stock units and stock option awards were designed in a manner intended to be exempt from the deduction limitation of Section 162(m) because they were paid based on the achievement of pre-determined performance goals established by the Compensation Committee pursuant to our shareholder-approved incentive plans.

Federal legislation signed into law on December 22, 2017, referred to as the Tax Cuts and Jobs Act (the “Tax Act”), repealed the exemption from Section 162(m)’s deduction limit for performance-based compensation, effective for taxable years beginning after December 31, 2017. In addition, the Tax Act expanded the group of covered employees under Section 162(m) to include the chief financial officer and mandated that once an individual is treated as a covered employee for a given year, that individual will be treated as a covered employee for all subsequent years. Accordingly, any compensation paid to our Named Executive Officers in excess of $1 million in any one year, regardless of employment status, will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified.

Despite the Compensation Committee’s efforts to structure the Company’s annual and long-term incentive plans for executives covered by Section 162(m) in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of

Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the Tax Act, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the objectives of our executive compensation program.

Section 409A of the Internal Revenue Code regulates deferred compensation that was not earned and vested prior to 2005. The Committee considers Section 409A in determining the form and timing of compensation paid to executives.

Sections 280G and 4999 of the Internal Revenue Code limit Saia’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” related to his or her severance from the Company in connection with a change in control. The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, in structuring certain post-termination compensation payable to the Named Executive Officers. The potential adverse tax consequences to the Company and/or the executive, however, are not necessarily determinative factors in such decisions.

Accounting Policies

The Company accounts for its employee stock-based compensation awards in accordance with ASC Topic 718, Compensation-Stock Compensation. ASC Topic 718 requires that all employee stock-based compensation is recognized as a cost in the financial statements and that for equity-classified awards such costs are measured at the grant date fair value of the award.

COMPENSATION COMMITTEE REPORT
OF SAIA, INC.

The Compensation Committee of the Board of Directors of the Company has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

Compensation Committee Members
John J. Holland, Chair

Di-Ann Eisnor

Randolph W. Melville

Jeffrey C. Ward

2018 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by or paid to the Named Executive Officers for services rendered in all capacities within Saia during the fiscal years ended December 31, 2018, 2017 and 2016.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Richard D. O'Dell,	2018	749,196	—	1,108,539	335,141	827,008	76,767	3,096,651
Chief Executive Officer (PEO)	2017	727,371	—	1,076,247	303,707	734,095	63,168	2,904,588
	2016	706,335	—	700,002	736,744	369,971	64,390	2,577,442

Frederick J. Holzgrefe, III,	2018	506,891	—	637,485	192,730	466,281	55,618	1,859,005
Executive Vice President & Chief Financial Officer (PFO)	2017	434,492	—	614,478	95,867	329,959	46,178	1,520,974
	2016	387,422	—	720,808	232,393	135,303	50,489	1,526,415

Raymond R. Ramu,	2018	415,648	—	307,483	93,042	254,898	40,676	1,111,747
Executive Vice President & Chief Customer Officer	2017	372,443	—	396,069	55,445	198,571	34,313	1,056,840
	2016	342,610	—	127,505	134,280	89,851	30,945	725,191

Paul C. Peck	2018	279,322	—	97,922	29,669	160,804	33,253	600,971
Executive Vice President Operations(4)

T. Michelle Richard,	2018	302,843	—	123,741	37,502	167,856	33,808	665,751
Vice President of Human Resources(5)	2017	264,981	—	107,810	30,510	133,716	28,934	565,951

Craig A. Thompson,	2018	324,416	—	169,224	54,591	198,950	30,655	777,836
Former Executive Vice President Operations(5)(6)	2017	278,275	—	255,024	26,948	141,174	17,297	718,718

(1)

Stock Awards are comprised of performance stock units and restricted stock. Valuation is based on aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 7 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2018 for valuation assumptions used. At maximum performance levels for the performance stock units, these values for Mr. O’Dell would be:  2018: $2,030,113; 2017: $2,053,886; 2016: $1,775,890; for Mr. Holzgrefe: 2018: $1,167,491; 2017: $647,876; 2016: $560,184; for Mr. Ramu: 2018: $370,841; 2017: $196,385; 2016: $323,478; for Mr. Peck: 2018: $179,335; for Ms. Richard: 2018: $226,688; 2017 $205,787; and for Mr. Thompson: 2018: $329,654; 2017: $181,374.

(2)

Valuation is based on aggregate grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. See Note 7 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2018 for valuation assumptions used.

(3)	Amounts received by each Named Executive Officer for 2018 are set forth below:
Name	Perquisites & Other Personal Benefits ($)(1)	Car Allowance ($)	Company Contributions to Defined Contribution Plans (401(k)) ($)	Company Contributions to Defined Contribution Plans (Def. Comp.) ($)	Life Insurance Premiums ($)
Richard D. O'Dell	3,509	5,239	8,250	54,867	4,902
Frederick J. Holzgrefe, III	11,113	6,523	8,250	28,490	1,242
Raymond R. Ramu	7,344	725	8,250	23,115	1,242
Paul C. Peck	7,506	—	8,250	15,605	1,892
T. Michelle Richard	1,712	6,687	8,250	16,619	540
Craig A. Thompson	3,381	2,055	7,850	16,615	754
(1) Payment of country club dues, relocation, fuel and tax preparation reimbursements.
(4)	Mr. Peck was not a Named Executive Officer in the Company’s 2017 or 2018 Proxy Statements. Therefore, this table does not provide 2016 and 2017 data for him.
(5)	Ms. Richard and Mr. Thompson were not Named Executive Officers in the Company’s 2017 Proxy Statement. Therefore, this table does not provide 2016 data for them.
(6)	Mr. Thompson ceased serving as an executive officer on October 9, 2018 and he left the Company in February 2019.

2018 Summary Compensation Table Narrative

Employment Agreement

The Company is a party to an employment agreement with Mr. O’Dell, dated October 24, 2006, as amended that was entered into at the time he became Chief Executive Officer. The employment agreement is for a two year initial term (renewing daily) and provides for a base salary that is to be reviewed annually, with the amount of such base salary not to decrease from the rate then in effect without Mr. O’Dell’s consent. The agreement also provides that Mr. O’Dell is to participate in the Company’s annual bonus plan, long-term incentive award plan and other benefits that are or may become available to senior executives of Saia. Mr. O’Dell’s agreement includes non-competition and customer and employee non-solicitation provisions that continue during the term of Mr. O’Dell’s employment and until two years after the date he ceases to be employed by the Company. The agreement also includes provisions designed to protect the intellectual property of Saia. See “Potential Payments Upon Termination or Change in Control — Employment Agreement — Richard D. O’Dell” for additional information concerning benefits available upon termination of employment or a change in control.

Stock Awards

Stock Awards are comprised of performance stock units and restricted stock.  Participants receiving performance stock units are eligible to receive shares of common stock based on the total stockholder return of Saia compared to the total stockholder return of a peer group of companies over a three-year performance period.  The number of shares of common stock that can be received ranges from zero to 200% of the target shares. Shares of restricted stock typically vest over three to five years.  See “Grants of Plan-Based Awards” for information regarding performance stock units and restricted stock granted in 2018.  See “Compensation Discussion and Analysis” for more information concerning performance stock units and restricted stock.  See “Potential Payments Upon Termination or Change of Control” for information concerning benefits available upon termination of employment or a change in control.

Option Awards

The exercise price for stock options is set at the last sale price of Saia stock on Nasdaq on the grant date.  Options vest in full three years after the grant date and expire seven years after the grant date.  See “Grants of Plan-Based Awards” for information on stock options granted in 2018.  See “Compensation Discussion and Analysis” for more information on the stock option component of our long-term equity incentive plan.  See “Potential Payments Upon Termination or Change in Control” for additional information that could affect the vesting and other terms of the stock options.

Non-Equity Incentive Plan Compensation

Amounts shown in this column represent amounts earned under the Company’s annual cash incentive plan.  The plan provides for cash payments to participants based 50% on achieving the Company’s annual operating income target for the year and 50% on achieving the Company’s operating ratio target for the year.  See “Compensation Discussion and Analysis” for more information concerning the annual cash incentive plan.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the detail of grants of plan-based awards to Saia’s Named Executive Officers for services rendered in all capacities during the fiscal year ended December 31, 2018.

2018 Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)(#)	All Other Option Awards: Number of Securities Underlying Options (4)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard D. O'Dell	ACI	1/31/2018	168,600	674,300	1,348,600	—	—	—	—	—	—	—
	SO	2/6/2018	—	—	—	—	—	—	—	14,120	73.35	335,141
	PSU	2/6/2018	—	—	—	2,519	10,075	20,150	—	—	—	739,001
	RS	2/6/2018	—	—	—	—	—	—	5,038	—	—	369,537

Frederick J. Holzgrefe, III	ACI	1/31/2018	95,000	380,200	760,300	—	—	—	—	—	—	—
	SO	2/6/2018	—	—	—	—	—	—	—	8,120	73.35	192,730
	PSU	2/6/2018	—	—	—	1,449	5,794	11,588	—	—	—	424,990
	RS	2/6/2018	—	—	—	—	—	—	2,897	—	—	212,495

Raymond R. Ramu	ACI	1/31/2018	52,000	207,800	415,600	—	—	—	—	—	—	—
	SO	2/6/2018	—	—	—	—	—	—	—	3,920	73.35	93,042
	PSU	2/6/2018	—	—	—	699	2,795	5,590	—	—	—	205,013
	RS	2/6/2018	—	—	—	—	—	—	1,397	—	—	102,470

Paul C. Peck	ACI	1/31/2018	32,200	128,600	257,200	—	—	—	—	—	—	—
	SO	2/6/2018	—	—	—	—	—	—	—	1,250	73.35	29,669
	PSU	2/6/2018	—	—	—	223	890	1,780	—	—	—	65,282
	RS	2/6/2018	—	—	—	—	—	—	445	—	—	32,641

T. Michelle Richard	ACI	1/31/2018	34,100	136,300	272,600	—	—	—	—	—	—	—
	SO	2/6/2018	—	—	—	—	—	—	—	1,580	73.35	37,502
	PSU	2/6/2018	—	—	—	281	1,125	2,250	—	—	—	82,519
	RS	2/6/2018	—	—	—	—	—	—	562	—	—	41,223

Craig A. Thompson(6)	ACI	1/31/2018	40,600	162,200	324,400	—	—	—	—	—	—	—
	SO	2/6/2018	—	—	—	—	—	—	—	2,300	73.35	54,591
	PSU	2/6/2018	—	—	—	409	1,636	3,272	—	—	—	120,001
	RS	2/6/2018	—	—	—	—	—	—	818	—	—	60,000
(1)	Type of Awards

ACI:Annual Cash Incentive

PSU:Performance Stock Unit

RS:Restricted Stock

SO:Stock Option

Annual Cash Incentive awards were granted under the Saia, Inc. Annual Cash Bonus Plan.  All other awards were granted under the Second Amended and Restated Saia, Inc. 2011 Omnibus Incentive Plan.  See the 2018 Summary Compensation Table Narrative for additional information on these types of awards.

(2)	PSU awards will be adjusted based on performance and paid in February 2021.
(3)	Shares of restricted stock granted on February 6, 2018 vest 100% on February 1, 2021, so long as the Named Executive Officer is an employee of Saia as of such date.

(4)	Stock options vest 100% three years from the grant date and expire seven years after the grant date.
(5)

Valuation is based on aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  See Note 7 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2018 for valuation assumptions used.

(6)	Mr. Thompson’s PSU awards, restricted stock and stock options were forfeited in connection with his departure from the Company.

OUTSTANDING EQUITY AWARDS

The following table sets forth information regarding the number of shares of unexercised stock options, the number of shares and value of performance stock units and unvested restricted stock held by the Named Executive Officers at December 31, 2018.

Outstanding Equity Awards at December 31, 2018

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(11)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (10)(11)
Richard D. O'Dell	—	73,740	(1)	—	27.45	02/09/2023	12,778	(4)	713,268	102,112	5,699,892
	—	19,610	(2)	—	46.35	02/07/2024	—		—	—	—
	—	14,120	(3)	—	73.35	02/06/2025	—		—	—	—

Frederick J. Holzgrefe, III	—	23,260	(1)	—	27.45	02/09/2023	32,581	(5)	1,818,671	37,442	2,090,012
	—	6,190	(2)	—	46.35	02/07/2024	—		—	—	—
	—	8,120	(3)	—	73.35	02/06/2025	—		—	—	—

Raymond R. Ramu	4,500	—		—	43.01	02/03/2022	9,226	(6)	514,995	20,520	1,145,426
	—	13,440	(1)	—	27.45	02/09/2023	—		—	—	—
	—	3,580	(2)	—	46.35	02/07/2024	—		—	—	—
	—	3,920	(3)	—	73.35	02/06/2025	—		—	—	—

Paul C. Peck	—	6,240	(1)	—	27.45	02/09/2023	1,128	(7)	62,965	8,830	492,891
	—	1,740	(2)	—	46.35	02/07/2024	—		—	—	—
	—	1,250	(3)	—	73.35	02/06/2025	—		—	—	—

T. Michelle Richard	—	7,390	(1)	—	27.45	02/09/2023	1,337	(8)	74,631	10,462	583,989
	—	1,970	(2)	—	46.35	02/07/2024	—		—	—	—
	—	1,580	(3)	—	73.35	02/06/2025	—		—	—	—

Craig A. Thompson(12)	—	6,060	(1)	—	27.45	2/09/2023	4,445	(9)	248,120	10,196	569,141
	—	1,740	(2)	—	46.35	2/07/2024	—		—	—	—
	—	2,300	(3)	—	73.35	2/06/2025	—		—	—	—

All unexercisable options were issued under the Saia, Inc. Second Amended and Restated 2011 Omnibus Incentive Plan. See also “Potential Payouts Upon Termination or Change of Control” for additional information that could affect the vesting of these awards.

(1)	Options vest on 2/9/2019.
(2)	Options vest on 2/7/2020.
(3)	Options vest on 2/6/2021.
(4)	Mr. O’Dell’s restricted stock awards will vest as follows: 7,740 shares on 2/7/2020 and 5,038 on 2/6/2021.

(5)

Mr. Holzgrefe’s restricted stock awards will vest as follows: 4,554 shares on 2/9/2019, 3,968 shares on 9/9/2019, 2,441 shares on 2/7/2020, 2,897 shares on 2/6/2021, 4,554 shares on 2/9/2020, 1,265 shares on 8/1/2020, 9,107 shares on 2/9/2021, 1,265 shares on 8/1/2021 and 2,530 shares on 8/1/2022.

(6)

Mr. Ramu’s restricted stock awards will vest as follows: 913 shares on 5/1/2019, 1,410 shares on 2/7/2020, 1,826 shares on 5/1/2020, 920 shares on 8/1/2020, 1,397 shares on 2/6/2021, 920 shares on 8/1/2021 and 1,840 shares on 8/1/2022.

(7)	Mr. Peck’s restricted stock award will vest as follows: 683 shares on 2/7/2020 and 445 on 2/6/2021.
(8)	Ms. Richard’s restricted stock award will vest as follows: 775 shares on 2/7/2020 and 562 on 2/6/2021.
(9)	Mr. Thompson’s restricted stock awards will vest as follows: 683 shares on 2/6/2020, 736 shares on 8/1/2020, 818 shares on 2/6/2021, 736 shares on 8/1/2021 and 1,472 shares on 8/1/2022
(10)	Value is based on the closing price of Saia stock of $55.82 on December 31, 2018, as reported on Nasdaq.
(11)

Reflects the maximum payout opportunity for 2019 and 2020 for the 2017 – 2019 and 2018 – 2020 performance periods under the performance stock unit portion of our long-term equity incentive plan.  The maximum payout opportunity for 2019 for the 2017 – 2019 performance period (30,960 units for Mr. O’Dell; 9,766 units for Mr. Holzgrefe; 5,640 units for Mr. Ramu; 2,734 units for Mr. Peck; 3,102 units for Ms. Richard; and 2,734 units for Mr. Thompson), if earned, will vest on December 31, 2019.  The maximum payout opportunities for 2019 and 2020 for the 2018 – 2020 performance period (20,150 units for Mr. O’Dell; 11,588 units for Mr. Holzgrefe; 5,590 units for Mr. Ramu; 1,780 units for Mr. Peck; 2,250 units for Ms. Richard; and 3,272 units for Mr. Thompson), if earned, will vest on December 31, 2020.  See the 2018 Summary Compensation Table Narrative for additional information on performance stock units.

(12)	Mr. Thompson left the Company in February 2019. As a result, his stock options for 1,740 shares and 2,300 shares and his restricted stock awards terminated upon his departure from the Company.

2018 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested during 2018 for the Named Executive Officers.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard D. O'Dell	41,950	1,316,391	51,002	3,367,662
Frederick J. Holzgrefe, III	13,110	402,604	18,072	1,228,153
Raymond R. Ramu	—	—	10,202	673,793
Paul C. Peck	4,310	115,034	4,316	284,985
T. Michelle Richard	—	—	5,110	337,413
Craig A. Thompson	—	—	4,190	276,666

(1)

Amounts shown in this column represent performance stock units and shares of restricted stock that vested in 2018.  These amounts were determined by multiplying the last sale price of Saia common stock on the vesting date by the number of shares that vested.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the executive and Company contributions to the Capital Accumulation Plan, as well as investment earnings on the Plan for the Named Executive Officers in 2018.

2018 Non-Qualified Deferred Compensation Table (1)

Name	Executive Contributions in Last FY (2)($)	Company Contributions in Last FY (3)($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)(4)
Richard D. O'Dell	—	54,867	(882,495)	3,489,466
Frederick J. Holzgrefe, III	20,276	28,490	(45,796)	195,596
Raymond R. Ramu	—	23,115	(147,365)	621,857
Paul C. Peck	39,455	15,605	(285,911)	1,308,918
T. Michelle Richard	72,795	16,619	3,138	235,726
Craig A. Thompson	13,547	16,615	(16,087)	68,551

(1)	See description of Capital Accumulation Plan in “Other Benefits and Perquisites — Deferred Compensation Plan” in Compensation Discussion and Analysis.
(2)	Amounts reported in this column are reported as salary in the last completed fiscal year in the 2018 Summary Compensation Table.
(3)	Amounts reported in this column are included in All Other Compensation in the last completed fiscal year in the 2018 Summary Compensation Table.
(4)

Amounts reported in this column for each Named Executive Officer include amounts previously reported in Saia’s Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in a previous year.  Amounts previously reported in such years include previously earned, but deferred, salary and incentive and Saia matching contributions.  This total reflects the cumulative value of each Named Executive Officer’s deferrals, Saia contributions and investment history.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Saia is obligated to provide its Named Executive Officers with certain payments or other forms of compensation upon a termination of employment or change in control.  The information below describes the circumstances under which we may be obligated to provide such compensation and provides estimates of amounts that would have become payable under existing agreements, plans and arrangements had there been a change in control on December 31, 2018 or had the Named Executive Officer’s employment been terminated on such date.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. The factors that could affect these amounts include the time during the year of any such event, the Company stock price and the executive’s age.

Employment Agreement — Richard D. O’Dell

The Company is party to an employment agreement with Mr. O’Dell, dated October 24, 2006 that was entered into at the time he became Chief Executive Officer. No other Named Executive Officer has an employment agreement with the Company. Mr. O’Dell’s employment agreement provides for severance payments and benefits to Mr. O’Dell in the event of his employment termination under certain circumstances. All severance payments and benefits pursuant to the employment agreement are conditioned upon Mr. O’Dell’s compliance with the non-disclosure, non-competition and employee and customer non-solicitation provisions of the employment agreement, which provisions continue during the term of Mr. O’Dell’s employment and for two years after the termination of such employment.  See “Compensation Discussion and Analysis – Other Benefits and Perquisites – Employment Agreement” and the “2018 Summary Compensation Table Narrative – Employment Agreement.”

Payments Upon Termination Without Cause or Good Reason

In the event Mr. O’Dell’s employment is terminated by the Company without cause or by Mr. O’Dell for Good Reason, he is entitled to receive base salary and benefits accrued through the termination date, along with a severance benefit equal to two times his annual rate of base salary immediately preceding his termination of employment, paid in a lump sum on the first day of the seventh month immediately following Mr. O’Dell’s last day of employment. In addition, in that event, Mr. O’Dell is entitled to a prorated target bonus based on the actual portion of the fiscal year elapsed prior to termination, paid in a lump sum on the first day of the seventh month immediately following Mr. O’Dell’s last day of employment, together with interest on such target bonus at a reasonable rate to be determined by the Company. In addition, during the period of 24 months following Mr. O’Dell’s termination of employment, Mr. O’Dell (and if covered under the applicable program, his spouse) would remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment subject to certain exceptions. In the event Mr. O’Dell’s participation in any such employee benefit plan is barred, Saia will arrange to provide Mr. O’Dell with substantially similar benefits. All outstanding stock options held by Mr. O’Dell at the time of termination become fully exercisable upon such termination and Mr. O’Dell would have two years from the date of such termination to exercise such stock options. Benefits provided under the employment agreement are subject to a gross-up payment for any excise tax imposed by Section 4999 of the Internal Revenue Code. The employment agreement provides that in the event of an employment termination that would provide severance benefits under Mr. O’Dell’s change in control agreement and Mr. O’Dell’s employment agreement, Mr. O’Dell would be entitled to the greater of each benefit provided under the applicable agreements.

For purposes of the employment agreement, the term “Good Reason” means the failure of Saia in any material way either to pay or provide to Mr. O’Dell the compensation and benefits that he is entitled to receive under the employment agreement, the assignment to Mr. O’Dell of any duties that are materially inconsistent with those of a president or chief executive officer that results in a diminution in Mr. O’Dell’s normal duties, responsibility and authority as set forth in the employment agreement or Mr. O’Dell’s receipt of notice from Saia of the termination of the automatic renewal provision of the term of the agreement.

Payments Upon Death or Disability

In the event of death or disability, Mr. O’Dell or his estate would receive salary and benefits accrued through the date of the event, except that if the event occurred prior to the end of the performance period, any annual incentive would be forfeited. However, payment of performance stock units would be calculated using the event date as the end of the performance period, and then paid out based on a pro rata portion of the entire performance period. All outstanding stock options would immediately vest and would expire in one year.

Payments Upon Termination for Cause or Without Good Reason

Upon a termination for cause or without good reason, Mr. O’Dell is entitled to receive base salary and benefits accrued through the termination date.  All outstanding stock options not previously exercised by the date of termination are forfeited.

Change in Control Agreements

Each of the Named Executive Officers is party to a “double trigger” change in control agreement. Under these agreements the executive will receive compensation as described below in the event of a “change in control” of the Company followed within two years by (i) the termination by Saia of the executive’s employment for any reason other than death, disability, retirement or “cause” or (ii) the resignation of the executive due to an adverse change in title, authority or duties, a transfer to a new location more than 50 miles from the location where the executive was employed immediately prior to the change in control, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with Saia’s practice prior to the change in control.

In the event of a qualifying payment event: (i) the executive will receive on the first day of the seventh month following the executive’s last day of employment a lump sum cash payment equal to two times (three times in the case of Mr. O’Dell) the highest base salary and annual cash bonuses paid or payable in any consecutive 12 month period during the three years prior to termination; and (ii) for two years following the executive’s employment termination (three years in the case of Mr. O’Dell), the executive is deemed to remain an employee of the Company for purposes of applicable medical, life insurance and long-term disability plans and programs covering key executives of the Company and shall be entitled to receive the benefits available to key employees thereunder. If the executive’s participation under any such program is barred, the Company is required to arrange to provide the executive with substantially similar benefits.

In the event of a change in control, all outstanding stock options held by the executive immediately vest and remain exercisable for one year following the change in control (two years in the case of Mr. O’Dell).

The change in control agreement for Mr. O’Dell, which was last amended in 2008, provides that Saia will pay Mr. O’Dell a gross up payment to make him whole for any taxes incurred for any payment, distribution or other benefit (including any acceleration of vesting of any benefit) received or deemed received under the change in control agreement or otherwise that triggers the excise tax imposed by Section 4999 of the Internal Revenue Code. The change in control agreements for the remaining Named Executive Officers do not contain tax gross-up provisions.

For the purpose of the change in control severance agreements, a “change in control” will be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of Saia and as a result thereof becomes the beneficial owner of shares of Saia having 20% or more of the total number of votes that may be cast for the election of directors of Saia; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the directors then serving on the Board of Directors cease to constitute a majority of the Board of Directors of Saia or any successor to Saia.

Severance Agreements

In conjunction with the agreement to become subject to noncompetition, employee and customer non-solicitation restrictions and provisions to protect the Company’s intellectual property, which terms are included in stock option grants beginning in February 2015, the Company entered into severance agreements with each Named Executive Officer (other than Mr. O’Dell, who is subject to restrictive covenants under his employment agreement). These agreements provide that if the Named Executive Officer is terminated by the Company without cause, the Named Executive Officer will receive severance payments equal to 12 months of base salary, subject to satisfaction of certain conditions, including execution of a release of claims in favor of the Company and compliance with the employee’s restrictive covenant obligations.  In the event the executive breaches any agreement with the Company, all severance obligations will cease and the Named Executive Officer is obligated to repay the Company the amount of any severance payments made. The severance agreements provide that if a Named Executive Officer becomes entitled to receive severance under both the severance agreement and his or her change in control agreement, the Named Executive Officer shall be paid severance under the change in control severance only.

Annual Cash Incentive Plan

Each of the Named Executive Officers participates in the annual cash incentive plan.  Upon termination of a Named Executive Officer for any reason prior to the payment date under the plan, the executive forfeits the award, except Mr. O’Dell would be entitled to a prorated target bonus to the date of termination, unless such termination is for cause, in which case the award is forfeited.  See “2018 Summary Compensation Table Narrative – Non-Equity Incentive Plan Compensation.”

Performance Stock Unit Award Agreements

Each of the Named Executive Officers is subject to one or more performance stock unit award agreements. See the “Long-Term Equity Incentives — Performance Stock Units” subsection of the “Compensation Discussion and Analysis” section for additional information on how payouts of the performance stock units are calculated.

Under these agreements, upon involuntary termination other than for “cause” or termination due to death, total disability or retirement, the executive is entitled to receive a pro rata portion of his or her performance stock unit award if he or she had been employed for at least 50% of the performance period of the agreement, otherwise the award is forfeited. Upon voluntary termination, the executive forfeits the award, except to the extent that the performance period of the agreement has expired before the executive’s voluntary termination, in which case the executive is entitled to payment of the award. Upon termination for cause, the executive forfeits the award regardless of whether the performance period has expired. For purposes of the performance stock unit award agreements, “cause” means gross negligence or gross neglect of duties, commission of a felony or significant misdemeanor involving moral turpitude; or fraud, disloyalty, dishonesty or willful violation of any law or Company policy resulting in an adverse effect on the Company.

Under the performance stock unit award agreements, upon a “change in control,” as that term is defined in the Second Amended and Restated 2011 Omnibus Incentive Plan, the executives would receive the percentage of the target incentive based on total stockholder return calculated as of the date of such change in control, prorated to reflect the actual number of months of service from the date of the grant of the performance stock unit to the date of the change in control. Any performance stock units that an executive is entitled to receive upon a change in control will be paid out in a lump sum concurrently with the change in control.

Stock Options

Each of the Named Executive Officers is subject to one or more non-qualified stock option agreements.  See “2018 Summary Compensation Table Narrative – Non-Equity Incentive Plan Compensation”.  Under these agreements, in the event of a “change in control” of the Company, as defined in the Second Amended and Restated 2011 Omnibus Incentive Plan, the unvested options immediately vest and remain outstanding in accordance with their terms. In addition, the Compensation Committee has the discretion to cancel the outstanding options at the time of the Change in Control in which case a payment of cash, property or combination thereof would be made to the Named Executive Officer that is determined by the Compensation Committee to be equivalent in value to the consideration to be paid per share of Company common stock in the Change in Control transaction, less the exercise price of the option and multiplied by the number of outstanding options.

If the employment of a Named Executive Officer is terminated by the Company without cause (except with respect to Mr. O’Dell) or voluntarily by the executive, then any option then vested remains exercisable for 90 days following termination, but not beyond the expiration date of the option, and all unvested options terminate. If a Named Executive Officer’s employment is terminated for cause, then all options automatically terminate upon the termination date.

Upon the retirement after age 55 (the determination of retirement is made by the Compensation Committee) of a Named Executive Officer, the Compensation Committee has the discretion to cancel or vest any unvested options then outstanding and all vested options remain exercisable for 180 days after such retirement or until the expiration date of the option, whichever is first. In the event of a termination of the Named Executive Officer’s employment (except in the case of Mr. O’Dell) by reason of death or disability, the option automatically vests and may be exercised for 180 days after the Named Executive Officer’s death or disability or until the expiration date of the option, whichever is first. The vesting of Mr. O’Dell’s options in the event of his termination is described above under “Employment Agreement – Richard D. O’Dell”.

Stock option agreements for awards granted to the Named Executive Officers (other than Mr. O’Dell) starting in February 2015 contain restrictive covenants that are intended to protect the Company’s confidential information and intellectual property and prohibit the award recipient from working for the Company’s LTL competitors in the United States until one year (two years in the case of Mr. Holzgrefe) following such Named Executive Officer’s termination. The option agreements also prohibit the award recipient from soliciting the Company’s customers on behalf of competitors or from soliciting for hire the Company’s employees or independent contractors until two years following such Named Executive Officer’s termination. Saia has the option to extend the non-compete period for one additional year upon payment to the Named Executive Officer of an additional year of base salary. Because Mr. Holzgrefe’s non-compete already runs for a period of two years following his employment termination, his option agreements do not contain provisions that would allow Saia to extend his non-compete period for an additional year. Mr. O’Dell’s employment agreement contains restrictive covenants that continue for a period of two years following his employment termination; therefore, his stock option agreements contain no restrictive covenants.

Restricted Stock Award Agreement

Each of the Named Executive Officers is subject to one or more restricted stock award agreements.  See “Compensation Discussion and Analysis – Long-Term Equity Incentives – Restricted Stock Awards.” In the event of the death, disability or retirement of the executive more than one year after the grant date and prior to the vesting date, a pro rata portion of the award vests and the remainder of the award is forfeited.  In the event of an employment termination for any other reason, all unvested shares under the award agreement are forfeited.  Upon a change in control of Saia, all unvested shares under the award agreement are vested.

Deferred Compensation

The Named Executive Officers are entitled to receive the amount in the Capital Accumulation Plan, including the vested portion of any Company contributions in the event of termination of employment. The Company contributes five percent annually to the Capital Accumulation Plan for all participants, which contribution vests over a 5-year period.  See “Compensation Discussion and Analysis – Other Benefits and Perquisites – Deferred Compensation Plan.”

Life Insurance Benefits

Mr. O’Dell has a $1 million term life insurance policy and each other Named Executive Officer has a $500,000 policy. If the Named Executive Officers had died on December 31, 2018, the survivors of Mr. O’Dell would have received $1,000,000 and the survivors of the other Named Executive Officers would have received $500,000 each, under these policies.

Tabular Disclosure

Except as otherwise indicated, the amounts shown in the table below assumes that a Named Executive Officer was terminated and, as applicable, a change in control occurred as of December 31, 2018, and that the price of our common stock equals $55.82 which was the closing price on Nasdaq on December 31, 2018 (the last business day of the year).  Actual amounts that we may pay to any Named Executive Officer upon termination of employment, however, can only be determined at the time of such Named Executive Officer’s actual separation from Saia.

Name and Form of Payment	Termination for Good Reason or Involuntary Termination without Cause	Voluntary Termination for Other than Good Reason or Involuntary Termination for Cause	Retirement	Disability	Death	Change in Control
Richard D. O’Dell
Compensation:
Accrued Salary and Vacation	$31,717	$31,717	$31,717	$31,717	$31,717	$31,717
Annual Incentive (1)	675,104	—	675,104	—	—	—
Severance (2)	1,522,400	—	—	—	—	4,384,398
Performance Stock Units (3)	3,049,605	—	3,049,605	3,049,605	3,049,605	4,320,367
Stock Options (accelerated) (4)	2,277,711	—	2,277,711	2,277,711	2,277,711	2,277,711
Restricted Stock (accelerated) (5)	—	—	144,016	144,016	144,016	713,268
Benefits:
Capital Accumulation Plan (6)	71,261	—	71,261	—	—	—
Life, Disability, and Health Insurance (7)	45,388	—	45,388	1,284,497	1,000,000	68,081
Tax gross-up (8)	—	—	—	—	—	—
Mr. O’Dell’s Totals	$7,673,185	$31,717	$6,294,801	$6,787,545	$6,503,048	$11,795,541

Name and Form of Payment	Involuntary Termination without Cause	Voluntary Termination or Involuntary Termination for Cause	Retirement (10)	Disability	Death	Change in Control
Frederick J. Holzgrefe, III
Compensation:
Accrued Salary	$21,458	$21,458	$—	$21,458	$21,458	$21,458
Annual Incentive (1)	—	—	—	—	—	—
Severance (2)(9)	515,000	—	—	—	—	1,528,902
Performance Stock Units (3)	1,261,458	—	—	1,261,458	1,261,458	1,446,239
Stock Options (accelerated) (4)	—	—	—	718,506	718,506	718,506
Restricted Stock (accelerated) (5)	—	—	—	1,038,903	1,038,903	1,818,671
Benefits:
Capital Accumulation Plan (6)	—	—	—	—	—	—
Life, Disability, and Health Insurance (7)	—	—	—	1,959,934	500,000	45,388
Mr. Holzgrefe’s Totals	$1,797,916	$21,458	$—	$5,000,258	$3,540,325	$5,579,164

Name and Form of Payment	Involuntary Termination without Cause	Voluntary Termination or Involuntary Termination for Cause	Retirement (10)	Disability	Death	Change in Control
Raymond R. Ramu
Compensation:
Accrued Salary	$17,596	$17,596	$—	$17,596	$17,596	$17,596
Annual Incentive (1)	—	—	—	—	—	—
Severance (2)(9)	422,300	—	—	—	—	1,142,028
Performance Stock Units (3)	728,451	—	—	728,451	728,451	817,589
Stock Options (accelerated) (4)	57,645	—	—	472,840	472,840	472,840
Restricted Stock (accelerated) (5)	—	—	—	247,599	247,599	514,995
Benefits:
Capital Accumulation Plan (6)	—	—	—	—	—	—
Life, Disability, and Health Insurance (7)	—	—	—	1,906,931	500,000	45,388
Mr. Ramu’s Totals	$1,225,992	$17,596	$—	$3,373,417	$1,966,486	$3,010,436

Name and Form of Payment	Involuntary Termination without Cause	Voluntary Termination or Involuntary Termination for Cause	Retirement	Disability	Death	Change in Control
Paul C. Peck
Compensation:
Accrued Salary	$14,583	$14,583	$—	$14,583	$14,583	$14,583
Annual Incentive (1)	—	—	—	—	—	—
Severance (2)(9)	350,000	—	14,583	—	—	743,326
Performance Stock Units (3)	342,660	—	342,660	342,660	342,660	371,044
Stock Options (accelerated) (4)	—	—	193,507	193,507	193,507	193,507
Restricted Stock (accelerated) (5)	—	—	12,708	12,708	12,708	62,965
Benefits:
Capital Accumulation Plan (6)	—	—	—	—	—	—
Life, Disability, and Health Insurance (7)	—	—	—	974,514	500,000	45,388
Mr. Peck’s Totals	$707,244	$14,583	$1,126,917	$1,537,972	$1,063,459	$1,430,813

Name and Form of Payment	Involuntary Termination without Cause	Voluntary Termination or Involuntary Termination for Cause	Retirement (10)	Disability	Death	Change in Control
T. Michelle Richard
Compensation:
Accrued Salary	$12,875	$12,875	$—	$12,875	$12,875	$12,875
Annual Incentive (1)	—	—	—	—	—	—
Severance (2)(9)	309,000	—	—	—	—	797,394
Performance Stock Units (3)	400,676	—	—	400,676	400,676	436,554
Stock Options (accelerated) (4)	—	—	—	228,310	228,310	228,310
Restricted Stock (accelerated) (5)	—	—	—	14,420	14,420	74,631
Benefits:
Capital Accumulation Plan (6)	—	—	—	—	—	—
Life, Disability, and Health Insurance (7)	—	—	—	2,644,514	500,000	45,388
Ms. Richard’s Totals	$722,551	$12,875	$—	$3,300,796	$1,156,281	$1,595,152

Name and Form of Payment	Involuntary Termination without Cause
Craig A. Thompson(11)
Compensation:
Accrued Salary	$13,374
Annual Incentive (1)	—
Severance (9)	329,832
Performance Stock Units (3)	341,172
Stock Options (11)	244,233
Restricted Stock (5)	—
Benefits:
Capital Accumulation Plan (6)	—
Life, Disability, and Health Insurance (7)	—
Mr. Thompson’s Totals	$928,611

Footnotes for Tabular Disclosure

(1)

Under his Employment Agreement, Mr. O’Dell is entitled to a pro rata amount of the target annual incentive upon termination for Good Reason or involuntary termination without Cause.  The other Named Executive Officers must be employed on the date of payment of the annual incentive, which occurs after the amount of the incentive is certified by the Compensation Committee after the end of the year.

(2)

Under his Employment Agreement, Mr. O’Dell is entitled to a severance payment of two times his annual rate of base salary upon termination for Good Reason or involuntary termination without Cause.  Under the Change in Control Severance Agreements applicable to all Named Executive Officers, payment of severance upon a Change in Control requires a qualifying employment termination within two years after the Change in Control.  In such event, the executive receives a lump sum cash payment equal to two times (three times in the case of Mr. O’Dell) the highest base salary and annual cash bonuses in any consecutive 12-month period during the three years prior to termination and coverage for two years (three years in the case of Mr. O’Dell) under applicable medical, life insurance and long-term disability plans and programs covering the executives.  Mr. O’Dell is entitled to a tax gross-up payment to make him whole for excise taxes imposed by Code Section 4999 for payments under his Employment Agreement and Change in Control Severance Agreement. In the event Mr. O’Dell is entitled to severance benefits under his Employment Agreement and Change in Control Severance Agreement, he is entitled to the greater of each benefit under the applicable agreements.

(3)	Amounts shown are value of performance stock units earned as of December 31, 2018, under 2016-2018 and 2017-2019 long-term incentive programs based on performance through December 31, 2018.
(4)

Intrinsic value of stock options that vest upon a specified termination or a Change in Control.  All stock options vest upon a Change in Control.  Under Mr. O’Dell’s Employment Agreement, in the event of a termination for Good Reason or involuntary termination without Cause or upon death or disability, all outstanding stock options held by Mr. O’Dell vest.  For all other Named Executive Officers, stock options vest upon death or disability.  Upon retirement, the Compensation Committee has the discretion to cancel or vest any non-vested stock options held by the Named Executive Officers.

(5)

Intrinsic value of restricted stock that vests upon a specified termination or Change in Control.  All shares of restricted stock vest upon a Change in Control.  In the event of the death, disability or retirement of the executive more than one year after grant and prior to the vesting date, a pro rata portion of the award vests and the remainder of the award is forfeited.  Upon termination for any other reason, all unvested shares are forfeited.

(6)	Amounts shown represent the accelerated vesting of employer contributions under the terms of the Capital Accumulation Plan as of December 31, 2018.
(7)

In the event of death:  $1 million payment under term life insurance policy for Mr. O’Dell and a $500,000 payment under term life insurance policies for each of the other Named Executive Officers. Disability benefit is payable by insurance carrier pursuant to disability policy on the executive.  Health insurance estimated based upon the Company’s current cost per employee per month.

(8)

Estimate of gross-up payment for excise taxes imposed by Code Section 4999 for payments under Mr. O’Dell’s Employment Agreement and Change in Control Severance Agreement.  No other Named Executive Officers are entitled to such gross-up payments.

(9)

Severance payments under Severance Agreements for all Named Executive Officers other than Mr. O’Dell.  Payment is equal to 12 months of base salary upon a termination without Cause.  The Severance Agreements provide that if the executive is entitled to a severance payment under the Severance Agreement and the Change in Control Severance Agreement, the executive is paid severance under the Change in Control Severance Agreement only.

(10)	Executive is not eligible for retirement at December 31, 2018.
(11)

Mr. Thompson ceased serving as an executive officer on October 9, 2018 and left the Company in February 2019.  Amounts shown are accrued salary and severance earned at separation date and an estimate for the value of performance stock units as of December 31, 2018, under 2016-2018 and 2017-2019 long-term incentive programs based on performance through December 31, 2018.  Stock option amount represents the intrinsic value of vested stock options as of the seperation date.

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules promulgated by the Securities and Exchange Commission, we are providing the following information about the ratio of the total annual compensation of our principal executive officer, Richard D. O’Dell, Saia’s Chief Executive Officer (“CEO”), to Saia’s median employee’s annual total compensation.

For the year ended December 31, 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of Saia (other than the CEO) was $65,562;
•	the annual total compensation of the CEO was $3,096,651, as reported in the Summary Compensation Table herein; and
•	the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 47.2 to 1.0.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.  The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

There were no significant changes in our methodology, or in the material assumptions, adjustments, or estimates from those used in our calculation last year.  In determining the median employee, a listing of compensation was prepared of all of the approximately 9,800 employees (other than the CEO) as of December 31, 2018, including actual base salary and wages, bonus paid and any overtime paid during the year. Because Saia does not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure. Wages and salaries were annualized for those employees that were not employed for the full year of 2018.  Saia does not use seasonal or temporary workers.  The median employee was selected from the annualized list.

DIRECTOR COMPENSATION

Our non-employee directors receive annual compensation as shown in the tables below for service on the Board. Director compensation is approved by the Board each year based on the recommendation of the Compensation Committee, except the Compensation Committee sets the number of shares of restricted stock to be issued to non-employee directors each year.  In order to assist the Compensation Committee in its recommendation, Mercer conducts an annual review of Saia’s non-employee director compensation program to assess the competitiveness of the compensation program for non-employee directors and advises the Committee of recent market trends as to director compensation. As part of the review, Mercer analyzes Saia’s non-employee director compensation relative to a composite of peer group data and relevant cross-industry survey data. Based in part on the Mercer study, the Compensation Committee annually makes a recommendation concerning non-employee director compensation for approval by the full Board.

The amounts payable to non-employee directors for 2018 are indicated below:

•	Annual retainer of $65,000
•	Additional annual retainers for the following:
-	Chairman - $90,000
-	Lead Independent Director - $20,000
-	Audit Committee Chair - $15,000
-	Audit Committee Member - $10,000
-	Compensation Committee Chair - $15,000
-	Compensation Committee Member - $7,500
-	Nominating and Governance Committee Chair - $10,000
-	Nominating and Governance Committee Member - $5,000
•	Grant of shares of restricted stock with a target value of $100,000

There are no separate fees paid for meeting attendance. If a director serves on more than one committee, additional compensation is paid for each committee. All non-employee directors are reimbursed for travel and other out-of-pocket incidental expenses related to meetings.

As a result of the assessment of non-employee director compensation by the Compensation Committee in October 2018, the Board determined to make no changes to director compensation for 2019, except for an increase in the additional annual retainer paid to the Chairman from $90,000 to $100,000.

For 2018, shares of restricted stock were granted to non-employee directors under the 2011 Omnibus Incentive Plan. The 2018 Omnibus Incentive Plan, which was approved by Saia stockholders at the annual stockholder meeting in 2018, will govern grants of restricted stock to non-employee directors in 2019.

Under the 2011 Omnibus Incentive Plan, each non-employee director has the option to receive up to 100% of his or her annual Board and committee retainers in shares of common stock in lieu of cash, with the value of the shares to be computed by reference to the fair market value of Saia’s common stock on the date of payment.

Under the 2011 Omnibus Incentive Plan, the Compensation Committee is to approve an annual grant of restricted stock to each non-employee director, with the number of shares not to exceed 12,000 shares. The shares of restricted stock are issued on May 1st each year. For 2018, each non-employee director received 1,363 shares of restricted stock. This number was determined by the Compensation Committee based on its decision to award non-employee directors restricted stock with a value of $100,000 using the closing stock price on February 6, 2018, which was the date of the Committee’s decision.

For 2019, shares of restricted stock will be issued to non-employee directors under the 2018 Omnibus Incentive Plan. Under that plan, the Compensation Committee is to approve an annual grant of restricted stock to each non-employee director, with the value on the grant date not to exceed $500,000. On February 7, 2019, the Compensation Committee approved a grant of 1,514 shares of restricted stock to each non-employee director based on its decision to award restricted stock with a value of $100,000 using the closing stock price on that date.  These shares of restricted stock are to be issued on May 1, 2019.

The restricted stock issued in 2018 is subject to a three-year cliff vesting restriction and the shares of restricted stock to be issued in 2019 will be subject to a one-year cliff vesting restriction. In each case, any unvested shares will become fully vested upon cessation of the director’s service on the Board (other than for cause) or upon a change in control of the Company.

Under the Director’s Deferred Fee Plan, non-employee directors may defer all or a portion of annual fees earned. The deferrals are converted into phantom stock units equivalent to the value of Company common stock. Upon the directors’ termination, death or disability, accumulated deferrals are distributed in the form of Company common stock in accordance with elections made by the directors.

Directors who are Company employees do not receive any additional compensation for their service as directors. Mr. O’Dell and Mr. Holzgrefe, as employees of Saia, do not receive any compensation for their service as a director.

The following table sets forth all compensation earned by the Company’s non-employee directors for the year ended December 31, 2018.

2018 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Total ($)
Di-Ann Eisnor	—	162,720	162,720
William F. Evans	90,000	90,231	180,231
John P. Gainor, Jr.	—	165,235	165,235
John J. Holland	97,500	90,231	187,731
Randolph W. Melville	—	162,720	162,720
Bjorn E. Olsson	100,000	90,231	190,231
Douglas W. Rockel	80,000	90,231	170,231
Herbert A. Trucksess, III	155,000	90,231	245,231
Jeffrey C. Ward	—	167,751	167,751

(1)	Amounts represent cash payments in 2018 for Board and Committee service.
(2)

Amount of cash fees deferred under the Director’s Deferred Fee Plan with phantom stock units in 2018: Mr. Gainor $165,235; Mr. Melville $162,720; and Mr. Ward $167,751.  Ms. Eisnor received 1,363 restricted shares in lieu of cash fees.  All stock was issued on May 1, 2018.  The non-employee directors held phantom stock units under the Directors Deferred Fee Plan as of December 31, 2018, for the following number of shares:  Mr. Evans 12,781; Mr. Gainor 9,926; Mr. Holland 58,128; Mr. Melville 14,324; Mr. Olsson 48,487; Mr. Rockel 45,075; Mr. Trucksess 2,199; and Mr. Ward 49,083.

(3)	This column represents the dollar amount of aggregate grant date fair value of stock granted in 2018.

In order to align non-employee directors’ interests with those of the Company and its stockholders, the Board has approved stock ownership guidelines for the Company’s non-employee directors. Under the guidelines, non-employee directors have three years from the date they joined the Board to acquire shares of the Company’s common stock valued at five times the then-current annual retainer for non-employee directors. Units held in the Company’s Director’s Deferred Fee Plan are included as units of stock for the purposes of the guidelines. Under Company policy, directors are precluded from selling shares earned as a director until the director is in compliance with the stock ownership guidelines.

Saia provides customary liability insurance for its directors and officers. The annual cost of this coverage for 2018 was $668,000.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates pursuant to a written charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. The Committee charter is available within the investor relations section of the Company’s website at www.saiacorp.com. For the year ended December 31, 2018, the Audit Committee was comprised of William F. Evans, John P. Gainor, Jr., John J. Holland, and Douglas W. Rockel, each of whom met the independence and experience requirements of The Nasdaq Global Select Market. Messrs. Evans, Holland and Rockel are “audit committee financial experts” as defined by the applicable rules of the Securities and Exchange Commission.  Mr. Rockel retired as a director of Saia on February 2, 2019.

The Audit Committee oversees Saia’s financial reporting process on behalf of the Board of Directors and oversees the entire audit function including the selection, evaluation and compensation of the independent registered public accounting firm. Management has the primary responsibility for the consolidated financial statements and the financial reporting process including internal control over financial reporting and the Company’s legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2018 including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the consolidated financial statements, and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to Saia’s Annual Report on Form 10-K for the year ended December 31, 2018.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing opinions on (i) the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of internal control over financial reporting, the reasonableness of significant accounting judgments and critical accounting policies and estimates and their judgments as to the acceptability and quality of Saia’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) including those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm those disclosures and other matters relating to their independence from Saia and management.

The Audit Committee discussed with Saia’s director of internal audit and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the director of internal audit and independent registered public accounting firm, with and without management present, to discuss the results of their audits of Saia’s internal controls, including internal control over financial reporting, and the overall quality of Saia’s financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. In reliance on the reviews and discussions with management and with the independent registered public accounting firm referred to above and the receipt of an unqualified opinion from KPMG LLP dated February 25, 2019 regarding the audited consolidated financial statements of Saia for the year ended December 31, 2018, as well as the opinion of KPMG LLP on the effectiveness of internal control over financial reporting, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Audit Committee Members
William F. Evans, Chair
John P. Gainor, Jr.
John J. Holland

The foregoing Report of the Compensation Committee of the Board of Directors and Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Saia specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that Saia’s stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this proxy statement of Saia’s executive officers who are named in the Summary Compensation Table and the other compensation tables (the “Named Executive Officers”) on the frequency basis determined by the Company. The Company determined to present an advisory vote to the stockholders regarding the compensation disclosed in the proxy statement every year consistent with advisory votes of Saia’s stockholders in 2011 and 2017 to hold such advisory vote on compensation every year going forward.

Saia believes that the compensation policies for the Named Executive Officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of Saia’s stockholders. Held pursuant to Section 14A of the Securities Exchange Act of 1934, this advisory stockholder vote gives you as a stockholder the opportunity to approve or not approve the compensation of the Named Executive Officers that is disclosed in this proxy statement by voting for or against this Proposal 2 (or you may abstain from voting).

Saia’s executive compensation program received substantial stockholder support and was approved, on an advisory basis, by 96.7% of the votes cast at the 2018 annual meeting of stockholders.  The Compensation Committee believes that this vote demonstrates strong support by Saia stockholders for our compensation philosophy and goals and the compensation decisions made by the Committee.

Vote Required for Approval

The approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. Because your vote is advisory, it will not be binding on either the Board of Directors or Saia. However, Saia’s Compensation Committee will take into account the outcome of the stockholder vote on this Proposal 2 when considering future executive compensation arrangements.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION, IS HEREBY APPROVED.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited Saia’s annual consolidated financial statements and internal control over financial reporting for the fiscal year ended December 31, 2018. The Audit Committee has appointed KPMG LLP to be Saia’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The stockholders are asked to ratify this appointment at the annual meeting. KPMG LLP has served as Saia’s independent registered public accounting firm since 2002. The Audit Committee and the Board believe it is in the best interests of Saia and its stockholders to retain KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2019 and recommend that stockholders ratify that appointment. A representative of KPMG LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

The Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace Saia’s independent registered public accounting firm and is directly responsible for the appointment, compensation and general oversight of the work of the independent registered public accounting firm.  The Audit Committee’s oversight includes regular private sessions with KPMG, discussions with KPMG regarding the scope of its audit, an annual evaluation whether to engage KPMG, and direct involvement in the transition of the new lead engagement partner in connection with the regulatory five-year rotation of that position.  As part of the annual review, the Audit Committee considers, among other things:

•	KPMG’s historical and recent performance on the Saia audit;
•	KPMG’s capability and expertise in handling the breadth and complexity of our operations;
•	Appropriateness of KPMG’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;
•	External data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on KPMG and its peer firms;
•	The quality and candor of KPMG’s communication with the Audit Committee and management; and
•	KPMG’s independence and tenure, including the benefits of being a long-tenured auditor and controls and processes that help insure KPMG’s independence (as described below).

Independent Registered Public Accounting Firm’s Fees

The following table details fees billed by KPMG LLP for its services during fiscal years 2017 and 2018:

	2017	2018
Audit Fees	$771,700	$808,150
Audit-Related Fees	20,500	20,500
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$792,200	$828,650

•

Audit Fees. This category includes the fees and out-of-pocket expenses for the audit of Saia’s annual consolidated financial statements and internal control over financial reporting and review of Saia’s quarterly reports.

•

Audit-Related Fees. This category consists of fees for assurance and related services reasonably related to the performance of the audit or the review of Saia’s consolidated financial statements, not otherwise reported under Audit Fees, including services related to the Company’s financing activities, assistance with an SEC “comment letter” and audits of financial statements of employee benefit plans.

•	Tax Fees. This category consists of fees for tax compliance, tax advice and tax planning.
•	All Other Fees. This category consists of fees for any services not included in the first three categories.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has a written policy governing the engagement of Saia’s independent registered public accounting firm for audit and non-audit services. Under this policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Audit Committee may delegate its pre-approval authority to one or more of its members but not to management. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories: audit services, audit-related services, tax services and all other permissible services. At that time, the Audit Committee pre-approves a list of specific audit related services that may be provided within each of these categories and sets fee limits for each specific service or project. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm and any fees for pre-approved services that exceed the pre-established limits.

The Audit Committee pre-approved 100% of the Company’s 2017 and 2018 audit fees, audit-related fees, tax fees and all other fees.

Vote Required For Ratification

The Audit Committee was responsible for selecting Saia’s independent registered public accounting firm for fiscal year 2019. The submission of this proposal for approval by the stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. In the event the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

The ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

BENEFICIAL OWNERSHIP

The following table lists certain persons and entities known by Saia to own beneficially, as of December 31, 2018, more than five percent of Saia’s common stock.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class(1)
BlackRock, Inc.	3,711,230	(2)	14.4%
55 East 52nd Street, New York, NY 10055
The Vanguard Group	2,631,349	(3)	10.2%
100 Vanguard Boulevard, Malvern, PA 19355
Dimensional Fund Advisors LP	1,455,538	(4)	5.7%
Building One, 6300 Bee Cave Road, Austin, TX 78746
AllianceBernstein L.P.	1,333,780	(5)	5.2%
1345 Avenue of the Americas, New York, NY 10105

(1)

For each person or group, the percentage ownership was determined by dividing the number of shares shown in the table by 25,693,651 (the number of shares of Saia common stock outstanding as of December 31, 2018).

(2)

The amount shown and the following information are derived from Amendment No. 10 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 31, 2019. According to the amended Schedule 13G, BlackRock possesses sole dispositive power over 3,711,230 shares and sole voting power over 3,653,061 shares of Saia common stock.

(3)

The amount shown and the following information are derived from Amendment No. 2 to Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 13, 2019. According to the amended Schedule 13G, Vanguard possesses sole dispositive power over 2,576,585 shares, shared dispositive power over 54,764 shares, sole voting power over 53,003 shares and shared voting power over 4,265 shares of Saia common stock.

(4)

The amount shown and the following information are derived from Amendment No. 13 to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 8, 2019. According to the amended Schedule 13G, Dimensional possesses sole dispositive power over 1,455,538 shares and sole voting power over 1,392,289 shares of Saia common stock. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub adviser to certain Funds. In its role as investment advisor, subadviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the shares of Saia that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Saia held by the Funds. However, all shares reported in this table are owned by the Funds. Dimensional disclaims beneficial ownership of such securities and this table shall not be construed as an admission that Dimensional or any of its affiliates is the beneficial owner of any shares set forth on this table.

(5)

The amount shown and the following information are derived from Schedule 13G filed by AllianceBernstein L.P. (“Alliance”) on February 13, 2019. According to the Schedule 13G, Alliance possesses sole dispositive power over 1,308,529 shares, shared dispositive power over 25,251 shares and sole voting power over 1,305,450 shares of Saia common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of Saia and persons who own more than ten percent of Saia’s common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of Saia’s common stock. Such directors, officers and greater-than-ten-percent stockholders are required to furnish Saia with copies of the Section 16(a) reports they file. The Securities and Exchange Commission has established specific due dates for these reports and Saia is required to disclose in this proxy statement any late filings or failures to file.

Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to Saia and written representations from certain reporting persons that no additional reports were required, Saia believes that its directors, reporting officers and greater-than-ten-percent stockholders complied with all these filing requirements for the fiscal year ended December 31, 2018.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of John J. Holland, Di-Ann Eisnor, Randolph W. Melville and Jeffrey C. Ward. None of these individuals is or has ever been an officer or employee of Saia. During fiscal 2018, no executive officer of Saia served as a director of any corporation for which any of these individuals served as an executive officer and there were no other Compensation Committee interlocks with the companies with which these individuals or Saia’s other directors are affiliated.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for the review and approval of each related party transaction. In January 2007, the Board of Directors formalized in writing its Related Party Transaction Policies and Procedures.

The Related Party Transaction Policies and Procedures provide for approval or ratification by the Audit Committee of each related person transaction disclosable under SEC rules. The Policies and Procedures provide for the Audit Committee to review the material facts of all related party transactions that require the Audit Committee’s approval, subject to certain exceptions. If advance Audit Committee approval is not practicable, then the related party transaction shall be considered and, if the Audit Committee deems appropriate, ratified at its next regularly scheduled meeting.

In determining whether to approve or ratify a related party transaction, the Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The Audit Committee has established standing pre-approvals for certain classes of related party transactions. In addition, the Board of Directors has given the Chair of the Audit Committee the authority to pre-approve any related party transaction in which the aggregate amount involved is less than $500,000. Each related party transaction approved pursuant to the standing pre-approvals or pursuant to the authority granted the Chair of the Audit Committee is described to the Audit Committee at its next regularly scheduled meeting.

The Company has entered into indemnification agreements with the members of its Board of Directors. Under these agreements, the Company is obligated to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. The Company believes that these agreements are helpful in attracting and retaining qualified directors. The Company’s Amended and Restated Certificate of Incorporation also provides for indemnification of its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

There have been no related party transactions requiring disclosure under the rules or regulations of the Securities and Exchange Commission since January 1, 2018.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 30, 2019:

This proxy statement and our annual report to stockholders are also available to you on the Company’s website (www.saiacorp.com) under the Investor Relations page.

Proxy Solicitation

Saia will bear the entire cost of this proxy solicitation. In addition to soliciting proxies by this mailing, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. Saia will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Stockholder Proposals for 2020 Annual Meeting

Any stockholder who intends to present a proposal at the annual meeting in 2020 must deliver the proposal to Saia’s corporate Secretary at 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	Not later than November 20, 2019, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.
•

On or after January 1, 2020, and on or before January 31, 2020, if the proposal is submitted pursuant to Saia’s By-Laws, in which case we are not required to include the proposal in our proxy materials.

By order of the Board of Directors,

Douglas L. Col
Secretary

SAIA

VOTE

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## Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

**Votes submitted electronically must be received by 11:59pm, (EST), on April 29, 2019**

**Online**
Go to **www.investorvote.com/SAIA** or scan the QR code – login details are located in the shaded bar below.

**Phone**
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

**Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SAIA**

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

## 2019 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

| Nominee | For | Against | Abstain |
|---|---|---|---|
| 01 - John J. Holland for a term of three years | ☐ | ☐ | ☐ |
| 02 - Frederick J. Holzgrefe, III for a term of three years | ☐ | ☐ | ☐ |
| 03 - Richard D. O'Dell for a term of three years | ☐ | ☐ | ☐ |

+

### B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) – Please print date below. | Signature 1 – Please keep signature within the box. | Signature 2 – Please keep signature within the box. |
|---|---|---|
| / / | | |

C 1234567890 JNT

3 2 B M 4 1 3 7 5 3

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

03O5LD

The 2019 Annual Meeting of Stockholders of Saia, Inc. will be held on
Tuesday, April 30, 2019 at 10:30am ET

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SAIA

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy — SAIA, Inc.

## Notice of 2019 Annual Meeting of Stockholders

### Proxy Solicited by Board of Directors for Annual Meeting — April 30, 2019

Björn E. Olsson and Herbert A. Trucksess, III, or either of them (the "Proxies"), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Saia, Inc. to be held at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 30, 2019 at 10:30 a.m. ET or at any postponement or adjournment thereof.

**Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the election of all nominees in Proposal 1 and FOR Proposals 2 and 3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

(Items to be voted appear on reverse side)

**C Non-Voting Items**

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.

SAIA

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## 2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

**A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.**

1. Election of Directors:

| | For | Against | Abstain |
|---|---|---|---|
| 01 - John J. Holland for a term of three years | ☐ | ☐ | ☐ |
| 02 - Frederick J. Holzgrefe, III for a term of three years | ☐ | ☐ | ☐ |
| 03 - Richard D. O'Dell for a term of three years | ☐ | ☐ | ☐ |

**B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.**

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

1 U P X 4 1 3 7 5 3

03D5WD

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy — SAIA, Inc.

### Notice of 2019 Annual Meeting of Stockholders

**Proxy Solicited by Board of Directors for Annual Meeting — April 30, 2019**

Björn E. Olsson and Herbert A. Trucksess, III, or either of them (the "Proxies"), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Saia, Inc. to be held at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 30, 2019 at 10:30 a.m. ET or at any postponement or adjournment thereof.

**Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the election of all nominees in Proposal 1 and FOR Proposals 2 and 3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

(Items to be voted appear on reverse side)